Exhibit 99.4

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that information required to be disclosed in our periodic reports pursuant to the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required financial disclosure.

We carried out an evaluation, under the supervision and with the participation of our management, including the principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(e) as of the end of the period covered by this report. Based upon this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our principal executive officer and principal financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with GAAP.

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of our management and trustees; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our consolidated financial statements.

Management conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2016 based on the framework established in the updated Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that our internal control over financial reporting was effective as of December 31, 2016.

The effectiveness of our internal control over financial reporting as of December 31, 2016 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their attestation report appearing on the next page of this Exhibit 99.4. KPMG’s report expresses an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2016.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
First Potomac Realty Trust:

We have audited First Potomac Realty Trust’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Potomac Realty Trust’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, First Potomac Realty Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and our report dated February 23, 2017 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

McLean, Virginia

February 23, 2017

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

First Potomac Realty Trust:

We have audited the accompanying consolidated balance sheets of First Potomac Realty Trust and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Potomac Realty Trust and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Potomac Realty Trust’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 23, 2017 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia

February 23, 2017

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

(Amounts in thousands, except per share amounts)

	2016	2015
Assets:
Rental property, net	$1,059,272	$1,130,266
Assets held-for-sale	13,176	90,674
Cash and cash equivalents	14,144	13,527
Escrows and reserves	1,419	2,514
Accounts and other receivables, net of allowance for doubtful accounts of $655 and $876, respectively	6,892	9,868
Accrued straight-line rents, net of allowance for doubtful accounts of $414 and $105, respectively	42,745	36,888
Notes receivable	—	34,000
Investment in affiliates	49,392	48,223
Deferred costs, net	42,712	36,537
Prepaid expenses and other assets	5,389	6,950
Intangible assets, net	25,106	32,959
Total assets	$1,260,247	$1,442,406
Liabilities:
Mortgage loans, net	$296,212	$307,769
Unsecured term loan, net	299,404	299,404
Unsecured revolving credit facility, net	141,555	116,865
Liabilities held-for-sale	—	1,513
Accounts payable and other liabilities	43,904	47,972
Accrued interest	1,537	1,603
Rents received in advance	6,234	6,003
Tenant security deposits	4,982	4,982
Deferred market rent, net	1,792	2,154
Total liabilities	795,620	788,265
Noncontrolling interests in the Operating Partnership	28,244	28,813
Equity:
Preferred Shares, $0.001 par value per share, 50,000 shares authorized;
7.750% Series A Preferred Shares, $25 per share liquidation preference, 0 and 6,400 shares issued and outstanding, respectively	—	160,000
Common shares, $0.001 par value per share, 150,000 shares authorized; 58,319 and 57,718 shares issued and outstanding, respectively	58	58
Additional paid-in capital	913,367	907,220
Noncontrolling interests in a consolidated partnership	—	800
Accumulated other comprehensive loss	(844)	(2,360)
Dividends in excess of accumulated earnings	(476,198)	(440,390)
Total equity	436,383	625,328
Total liabilities, noncontrolling interests and equity	$1,260,247	$1,442,406

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands, except per share amounts)

	2016	2015	2014
Revenues:
Rental	$129,225	$139,006	$128,226
Tenant reimbursements and other	31,109	33,840	33,426
Total revenues	160,334	172,846	161,652
Operating expenses:
Property operating	38,554	44,093	43,252
Real estate taxes and insurance	19,808	19,745	17,360
General and administrative	16,976	25,450	21,156
Acquisition costs	—	—	2,681
Depreciation and amortization	60,862	66,624	61,796
Impairment of rental property	2,772	60,826	3,956
Total operating expenses	138,972	216,738	150,201
Operating income (loss)	21,362	(43,892)	11,451
Other expenses (income):
Interest expense	26,370	26,797	24,696
Interest and other income	(2,348)	(6,794)	(6,799)
Equity in earnings of affiliates	(2,294)	(1,825)	(775)
Loss (gain) on sale of rental property	1,155	(29,477)	(21,230)
Loss on debt extinguishment / modification	48	1,824	—
Total other expenses (income)	22,931	(9,475)	(4,108)
(Loss) income from continuing operations	(1,569)	(34,417)	15,559
Discontinued operations:
(Loss) income from operations	—	(975)	146
Loss on debt extinguishment	—	(489)	—
Gain on sale of rental property	—	857	1,338
(Loss) income from discontinued operations	—	(607)	1,484
Net (loss) income	(1,569)	(35,024)	17,043
Less: Net loss (income) attributable to noncontrolling interests	502	2,058	(199)
Net (loss) income attributable to First Potomac Realty Trust	(1,067)	(32,966)	16,844
Less: Dividends on preferred shares	(3,053)	(12,400)	(12,400)
Less: Issuance costs on redeemed preferred shares	(5,515)	—	—
Net (loss) income attributable to common shareholders	$(9,635)	$(45,366)	$4,444
Basic and diluted earnings per common share:
(Loss) income from continuing operations	$(0.17)	$(0.78)	$0.05
(Loss) income from discontinued operations	—	(0.01)	0.02
Net (loss) income	$(0.17)	$(0.79)	$0.07
Weighted average common shares outstanding — basic	57,581	57,982	58,150
Weighted average common shares outstanding — diluted	57,581	57,982	58,220

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands)

	2016	2015	2014
Net (loss) income	$(1,569)	$(35,024)	$17,043
Unrealized gain on derivative instruments	1,584	1,317	1,289
Unrealized loss on derivative instruments	—	(367)	(696)
Total comprehensive income (loss)	15	(34,074)	17,636
Net loss (income) attributable to noncontrolling interests	502	2,058	(199)
Net gain from derivative instruments attributable to noncontrolling interests	(68)	(42)	(25)
Comprehensive income (loss) attributable to First Potomac Realty Trust	$449	$(32,058)	$17,412

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Equity

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands)

	Series A Preferred Shares	Common Shares	Additional Paid- in Capital	Noncontrolling Interests in Consolidated Partnerships	Accumulated Other Comprehensive Loss	Dividends in Excess of Accumulated Earnings	Total Equity
Balance at December 31, 2013	$160,000	$59	$911,533	$781	$(3,836)	$(329,246)	$739,291
Net income	—	—	—	—	—	17,043	17,043
Net unrealized gain on derivative instruments	—	—	—	—	593	—	593
Net income attributable to noncontrolling interests	—	—	—	—	(25)	(199)	(224)
Dividends paid to common shareholders	—	—	—	—	—	(35,198)	(35,198)
Dividends on preferred shares	—	—	—	—	—	(12,400)	(12,400)
Accrued common dividends	—	—	—	—	—	(66)	(66)
Restricted stock expense	—	—	2,860	—	—	—	2,860
Exercise of stock options	—	—	174	—	—	—	174
Stock option and employee stock purchase plan expense	—	—	536	—	—	—	536
Issuance of common stock, net of net settlements	—	—	(397)	—	—	—	(397)
Adjustment of common Operating Partnership units to fair value	—	—	(1,424)	—	—	—	(1,424)
Net contributions to noncontrolling interest in consolidated joint ventures	—	—	—	117	—	—	117
Balance at December 31, 2014	160,000	59	913,282	898	(3,268)	(360,066)	710,905
Net loss	—	—	—	(2)	—	(35,024)	(35,026)
Net unrealized gain on derivative instruments	—	—	—	—	950	—	950
Net (income) loss attributable to noncontrolling interests	—	—	—	—	(42)	2,058	2,016
Dividends paid to common shareholders	—	—	—	—	—	(35,080)	(35,080)
Dividends on preferred shares	—	—	—	—	—	(12,400)	(12,400)
Accrued common dividends	—	—	—	—	—	117	117
Restricted stock expense	—	—	3,442	—	—	5	3,447
Exercise of stock options	—	—	26	—	—	—	26
Share repurchases	—	(1)	(10,179)	—	—	—	(10,180)
Stock option and employee stock purchase plan expense	—	—	1,245	—	—	—	1,245
Issuance of common stock, net of net settlements	—	—	(1,393)	—	—	—	(1,393)
Adjustment of common Operating Partnership units to fair value	—	—	797	—	—	—	797
Net distributions from noncontrolling interest in consolidated joint ventures	—	—	—	(96)	—	—	(96)
Balance at December 31, 2015	160,000	58	907,220	800	(2,360)	(440,390)	625,328
Net loss	—	—	—	(74)	—	(1,569)	(1,643)
Net unrealized gain on derivative instruments	—	—	—	—	1,584	—	1,584
Net (income) loss attributable to noncontrolling interests	—	—	—	—	(68)	502	434
Dividends paid to common shareholders	—	—	—	—	—	(26,137)	(26,137)
Accrued common dividends	—	—	—	—	—	(36)	(36)
Dividends on preferred shares	—	—	—	—	—	(3,053)	(3,053)
Redemption of preferred shares	(160,000)	—	5,485	—	—	(5,515)	(160,030)
Restricted stock expense	—	—	1,964	—	—	—	1,964
Stock option and employee stock purchase plan expense	—	—	193	—	—	—	193
Issuance of common stock, net of net settlements	—	—	97	—	—	—	97
Adjustment of common Operating Partnership units to fair value	—	—	(1,592)	—	—	—	(1,592)
Net distributions from noncontrolling interest in consolidated joint venture	—	—	—	(726)	—	—	(726)
Balance at December 31, 2016	$—	$58	$913,367	$—	$(844)	$(476,198)	$436,383

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2016, 2015 and 2014

(Amounts in thousands)

	2016	2015	2014
Cash flow from operating activities:
Net (loss) income	$(1,569)	$(35,024)	$17,043
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Discontinued operations:
Gain on sale of rental property	—	(857)	(1,338)
Depreciation and amortization	—	1,222	3,665
Depreciation and amortization	61,896	67,729	62,843
Stock based compensation	2,314	4,865	3,731
Bad debt expense	830	580	1,110
Amortization of deferred market rent	301	138	(14)
Amortization of financing costs and discounts	1,588	1,482	1,445
Equity in earnings of affiliates	(2,294)	(1,825)	(775)
Distributions from investments in affiliates	1,424	1,490	1,356
Impairment of rental property	2,772	60,826	3,956
Loss (gain) on sale of rental property	1,155	(29,477)	(21,230)
Loss on debt extinguishment / modification	—	664	—
Changes in assets and liabilities:
Escrows and reserves	784	296	4,693
Accounts and other receivables	2,453	(7)	1,475
Accrued straight-line rents	(6,476)	(8,722)	(7,968)
Prepaid expenses and other assets	913	285	326
Tenant security deposits	(748)	(849)	677
Accounts payable and accrued expenses	9,524	7,921	1,227
Accrued interest	(68)	(115)	56
Rents received in advance	(307)	(1,767)	1,984
Deferred costs	(11,893)	(8,473)	(11,309)
Total adjustments	64,168	95,406	45,910
Net cash provided by operating activities	62,599	60,382	62,953
Cash flows from investing activities:
Investment in note receivable	—	—	(9,000)
Principal payments from note receivable	34,000	29,720	176
Proceeds from sale of rental property	143,159	129,247	97,701
Change in escrow and reserve accounts	312	176	—
Additions to rental property and furniture, fixtures and equipment	(45,068)	(52,955)	(39,338)
Additions to construction in progress	(11,863)	(20,895)	(11,451)
Acquisition of rental property and associated intangible assets	—	—	(150,731)
Investment in affiliates	(300)	(405)	(1,988)
Distributions from investments in affiliates	—	—	3,075
Net cash provided by (used in) investing activities	120,240	84,888	(111,556)
Cash flows from financing activities:
Financing costs	(319)	(4,476)	(870)
Issuance of debt	238,408	195,956	250,518
Repayments of debt	(227,044)	(277,108)	(147,577)
Contributions from consolidated joint venture partners	—	—	213
Distributions to consolidated joint venture partners	(726)	(96)	(96)
Dividends to common shareholders	(26,137)	(35,080)	(35,198)
Dividends to preferred shareholders	(4,603)	(12,400)	(12,400)
Distributions to noncontrolling interests	(1,166)	(1,574)	(1,578)
Repurchases of common shares	—	(10,180)	—
Redemption of preferred shares	(160,000)	—	—
Redemption of operating partnership units	(635)	(134)	—
Proceeds from stock option exercises	—	26	174
Net cash (used in) provided by financing activities	(182,222)	(145,066)	53,186
Net increase (decrease) in cash and cash equivalents	617	204	4,583
Cash and cash equivalents, beginning of year	13,527	13,323	8,740
Cash and cash equivalents, end of year	$14,144	$13,527	$13,323

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Continued

Years ended December 31, 2016, 2015 and 2014

Supplemental disclosure of cash flow information is as follows (amounts in thousands):

	2016	2015	2014
Cash paid for interest, net	$24,550	$25,129	$23,083
Non-cash investing and financing activities:
Debt assumed in connection with the acquisition of rental property	—	—	37,269
Value of common shares retired to settle employee income tax obligation	137	1,781	487
Change in fair value of the outstanding common Operating Partnership units	1,592	(797)	1,424
Issuance of common Operating Partnership units in connection with the acquisition of rental property	—	—	40
Change in accruals:
Additions to rental property and furniture, fixtures and equipment	(3,561)	795	653
Additions to development and redevelopment	(5,576)	4,408	(275)

Cash paid for interest on indebtedness is net of capitalized interest of $0.7 million, $1.9 million and $3.2 million in 2016, 2015 and 2014, respectively.

During 2016, 2015 and 2014, certain of our employees surrendered common shares owned by them valued at $0.1 million, $1.8 million and $0.5 million, respectively, to satisfy their statutory minimum federal income tax obligations associated with the vesting of restricted common shares of beneficial interest.

Noncontrolling interests in First Potomac Realty Investment Limited Partnership, our operating partnership (the “Operating Partnership”) are presented at the greater of their fair value or their cost basis, which is comprised of their fair value at issuance, subsequently adjusted for the noncontrolling interests’ share of net income or losses available to common shareholders, other comprehensive income or losses, distributions received or additional contributions. We account for issuances of common Operating Partnership units individually, which could result in some portion of our noncontrolling interests being carried at fair value with the remainder being carried at historical cost. At December 31, 2016 and 2015, we recorded adjustments of $6.1 million and $4.0 million, respectively, to present certain common Operating Partnership units at the greater of their carrying value or redemption value.

No common Operating Partnership units were issued during 2016 or 2015. During 2014, we issued 3,125 common Operating Partnership units at a fair value of $40 thousand to the seller of 840 First Street, NE to satisfy our contingent consideration obligation related to the acquisition of the property.

At December 31, 2016, 2015 and 2014, we accrued $6.1 million, $9.9 million and $9.3 million, respectively, of capital expenditures related to rental property and furniture, fixtures and equipment in accounts payable. At December 31, 2016, 2015 and 2014, we accrued $0.1 million, $5.7 million and $1.3 million, respectively, of capital expenditures related to development and redevelopment in accounts payable.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business

First Potomac Realty Trust (the “Company”) is a leader in the ownership, management, redevelopment and development of office and business park properties in the greater Washington, D.C. region. The Company’s focus is owning and operating properties that it believes can benefit from its market knowledge and intensive operational skills with a focus on increasing their profitability and value. The Company’s portfolio primarily contains a mix of single-tenant and multi-tenant office properties and business parks. Office properties are single-story and multi-story buildings that are primarily for office use, and business parks contain buildings with office features combined with some industrial property space. The Company separates its properties into four distinct reporting segments, which it refers to as the Washington, D.C., Maryland, Northern Virginia and Southern Virginia reporting segments.

References in these consolidated financial statements to “we,” “our,” “us,” “the Company” or “First Potomac,” refer to the Company and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

We conduct our business through our Operating Partnership. We are the sole general partner of, and, as of December 31, 2016, owned 95.8% of the common interest in the Operating Partnership. The remaining common interests in the Operating Partnership, which are presented as noncontrolling interests in the Operating Partnership in the accompanying consolidated financial statements, are limited partnership interests that are owned by unrelated parties.

At December 31, 2016, we wholly owned properties totaling 6.7 million square feet and had a noncontrolling ownership interest in properties totaling an additional 0.9 million square feet through five unconsolidated joint ventures. We also owned land that can support 0.6 million square feet of additional development. Our consolidated properties were 92.6% occupied by 384 tenants at December 31, 2016. We do not include square footage of properties in development or redevelopment in our occupancy calculation. At December 31, 2016, none of our 6.7 million square feet owned through our properties was in development or redevelopment. We derive substantially all of our revenue from leases of space within our properties. As of December 31, 2016, our largest tenant was the U.S. Government, which accounted for 16% of our total annualized cash basis rent, and the U.S. Government combined with government contractors accounted for 27% of our total annualized cash basis rent as of December 31, 2016. We operate so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

For the year ended December 31, 2016, we had consolidated total revenues of $160.3 million and consolidated total assets of $1.3 billion. Financial information related to our four reporting segments is set forth in note 17, Segment Information, to our consolidated financial statements.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our Operating Partnership, which we consider to be a variable interest entity (“VIE”), and the subsidiaries in which we or our Operating Partnership has a controlling interest, which includes First Potomac Management, LLC, a wholly-owned subsidiary that manages the majority of our properties. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires our management team to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Estimates include the amount of accounts receivable that may be uncollectible, future cash flows, discount and capitalization rate assumptions used to fair value acquired properties and to test impairment of certain long-lived assets and goodwill, derivative valuations, market lease rates, lease-up periods, leasing and tenant improvement costs used to fair value intangible assets acquired and probability weighted cash flow analysis used to fair value contingent liabilities. Actual results could differ from those estimates.

(c) Revenue Recognition and Accounts Receivable

We generate substantially all of our revenue from leases on our properties. We recognize rental revenue on a straight-line basis over the term of our leases, which includes fixed-rate renewal periods leased at below market rates at acquisition or inception. Accrued straight-line rents represent the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. We consider current information, credit quality, historical trends, economic conditions and other events regarding the tenants’ ability to pay their obligations in determining if amounts due from tenants, including accrued straight-line rents, are ultimately collectible. The uncollectible portion of the amounts due from tenants, including accrued straight-line rents, is charged to “Property operating expense” in our consolidated statements of operations in the period in which the determination is made and to allowance for doubtful accounts in “Accounts and other receivables” and/or “Accrued straight-line rents” on our consolidated balance sheets. During 2016, 2015 and 2014, we incurred charges of $0.8 million, $0.6 million and $1.1 million, respectively, related to anticipated uncollectible amounts from tenants, including accrued straight-line rents. We consider similar criteria in assessing impairment associated with outstanding loans or notes receivable and whether any allowance for anticipated credit loss is appropriate.

Tenant leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period in which the expenses are incurred. We record a provision for losses on estimated uncollectible accounts receivable based on our analysis of risk of loss on specific accounts. Lease termination fees are recognized on the date of termination when the related lease or portion thereof is cancelled, the collectability of the fee is reasonably assured and we have possession of the terminated space. We recognized lease termination fees included in “Tenant reimbursements and other revenues” in our consolidated statements of operations of $0.1 million, $0.1 million and $1.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(d) Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

(e) Escrows and Reserves

Escrows and reserves represent cash restricted for debt service, real estate taxes, insurance, leasing commissions and tenant improvements. We reflect cash inflows and outflows from our escrows and reserves accounts related to debt service, real estate taxes, insurance and leasing commissions within net cash provided by operating activities and our cash inflows and outflows related to tenant improvements within net cash used by investing activities on our consolidated statements of cash flows.

(f) Deferred Costs

Leasing costs related to the execution of tenant leases and lease incentives are deferred and amortized ratably over the term of the related leases. Accumulated amortization of these combined costs was $26.3 million and $22.0 million at December 31, 2016 and 2015, respectively.

The following table sets forth scheduled future amortization for deferred leasing costs at December 31, 2016 (amounts in thousands):

	Deferred Leasing(1)	Deferred Lease Incentive(2)
2017	$5,464	$1,500
2018	4,915	1,473
2019	4,118	1,399
2020	3,363	1,327
2021	2,649	1,265
Thereafter	6,689	6,006
	$27,198	$12,970

(1)                Excludes the amortization of $1.8 million of leasing costs that have yet to be placed in-service as the associated tenants have not moved into their related spaces and, therefore, the period over which the leasing costs will be amortized has yet to be determined.

(2)                Excludes the amortization of $0.7 million of lease incentive costs that have yet to be placed in-service as the associated tenants have not moved into their related spaces and, therefore, the period over which the lease incentive costs will be amortized has yet to be determined.

(g) Rental Property

Rental property is initially recorded at fair value, when acquired in a business combination, or initial cost when constructed or acquired in an asset purchase. Improvements and replacements are capitalized at cost when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives of our assets, by class, are as follows:

Buildings	39 years
Building improvements	5 to 20 years
Furniture, fixtures and equipment	5 to 15 years
Tenant improvements	Shorter of the useful life of the asset or the term of the related lease

We regularly review market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of the carrying value of a property, an impairment analysis is performed. We assess potential impairments based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the property’s use and eventual disposition. This estimate is based on projections of future revenues, expenses, capital improvement costs to maintain the operating capacity, expected holding periods and capitalization rates. These cash flows consider factors such as expected market trends and leasing prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment based on forecasted undiscounted cash flows, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. Further, we will record an impairment loss if we expect to dispose of a property in the near term, at a price below carrying value. In such an event, we will record an impairment loss based on the difference between a property’s carrying value and its projected sales price less any estimated costs to sell.

We will classify a building as held-for-sale in accordance with GAAP in the period in which we have made the decision to dispose of the building, our Board of Trustees or a designated delegate has approved the sale, there is a binding contract pursuant to which the buyer has significant money at risk, or high likelihood a binding agreement to purchase the property will be signed under which the buyer will be required to commit a significant amount of nonrefundable cash, and no significant financing contingencies exist that could cause the transaction not to be completed in a timely manner. We will cease recording depreciation on a building once it has been classified as held-for-sale. In the second quarter of 2014, we prospectively adopted

Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”), which impacts the presentation of operations and gains or losses from disposed properties and properties classified as held-for-sale. ASU 2014-08 states that a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations only if the disposal represents a strategic shift that has, or will have, a major effect on an entity’s operations or financial results. The operations of the following properties are reflected within discontinued operations in our consolidated statements of operations for all periods presented: (i) all properties that were sold prior to the adoption of ASU 2014-08; (ii) two properties (West Park and Patrick Center) that were classified as held-for-sale in previously issued financial statements prior to our adoption of ASU 2014-08 and were subsequently sold; and (iii) our Richmond, Virginia portfolio, which included Chesterfield Business Center, Hanover Business Center, Park Central, Virginia Technology Center and a three-acre parcel of undeveloped land (the “Richmond Portfolio”).

If the building does not qualify as a discontinued operation under ASU 2014-08, we will classify the building’s operating results, together with any impairment charges and any gains or losses on the sale of the building, in continuing operations for all periods presented in our consolidated statements of operations. We will classify the assets and liabilities related to the building as held-for-sale in our consolidated balance sheet for the period the held-for-sale criteria were met.

If the building does qualify as a discontinued operation under ASU 2014-08, we will classify the building’s operating results, together with any impairment charges and any gains or losses on the sale of the building, in discontinued operations in our consolidated statements of operations for all periods presented and classify the assets and liabilities related to the building as held-for-sale in our consolidated balance sheets for the periods presented. Interest expense is reclassified to discontinued operations only to the extent the disposed or held-for-sale property is secured by specific mortgage debt and the mortgage debt will not be assigned to another property owned by us after the disposition.

We recognize the fair value, if sufficient information exists to reasonably estimate the fair value, of any liability for conditional asset retirement obligations when assumed or incurred, which is generally upon acquisition, construction, development or redevelopment and/or through the normal operation of the asset.

We capitalize interest costs incurred on qualifying expenditures for real estate assets under development or redevelopment, which include our investments in assets owned through unconsolidated joint ventures that are under development or redevelopment, while being readied for their intended use in accordance with accounting requirements regarding capitalization of interest. We will capitalize interest when qualifying expenditures for the asset have been made, activities necessary to get the asset ready for its intended use are in progress and interest costs are being incurred. Capitalized interest also includes interest associated with expenditures incurred to acquire developable land while development activities are in progress. We also capitalize direct compensation costs of our construction personnel who manage the development and redevelopment projects, but only to the extent the employee’s time can be allocated to a project. Any portion of construction management costs not directly attributable to a specific project are recognized as general and administrative expense in the period incurred. We do not capitalize any other general and administrative costs such as office supplies, office rent expense or an overhead allocation to our development or redevelopment projects. Capitalized compensation costs were immaterial during 2016, 2015 and 2014. Capitalization of interest ends when the asset is substantially complete and ready for its intended use, but no later than one year from completion of major construction activity, if the property is not occupied. We place redevelopment and development assets into service at this time and commence depreciation upon the substantial completion of tenant improvements and the recognition of revenue. Capitalized interest is depreciated over the useful life of the underlying assets, commencing when those assets are placed into service.

(h) Purchase Accounting

Acquisitions of rental property, including any associated intangible assets, are measured at fair value at the date of acquisition. Any liabilities assumed or incurred are recorded at their fair value at the time of acquisition. The fair value of the acquired property is allocated between land and building (on an as-if vacant basis) based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the depreciated replacement cost of the tenant improvements, which approximates their fair value. The fair value of the in-place leases is recorded as follows:

•                  the fair value of leases in-place on the date of acquisition is based on absorption costs for the estimated lease-up period in which vacancy and foregone revenue are avoided due to the presence of the acquired leases;

•                  the fair value of above and below-market in-place leases based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the assumed lease and the estimated market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases, which range from one to fourteen years; and

•                  the fair value of intangible tenant or customer relationships.

Our determination of these fair values requires us to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, and depreciation and amortization expense recognized for these leases and associated intangible assets and liabilities.

(i) Investment in Affiliates

We may continue to grow our portfolio by entering into ownership arrangements with third parties for which we do not have a controlling interest. The structure of the arrangement may affect our accounting treatment as the entities may qualify as VIE based on disproportionate voting to equity interests, or other factors. In determining whether to consolidate an entity, we assess the structure and intent of the entity relationship as well its power to direct major decisions regarding the entity’s operations. When our investment in an entity meets the requirements for the equity method of accounting, we will record our initial investment in our consolidated balance sheets as “Investment in affiliates.” The initial investment in the entity is adjusted to recognize our share of earnings, losses, distributions received from the entity or additional contributions. Basis differences, if any, are recognized over the depreciable life of the venture’s assets as an adjustment to “Equity in (earnings) losses of affiliates” in our consolidated statements of operations. Our respective share of all earnings or losses from the entity will be recorded in our consolidated statements of operations as “Equity in (earnings) losses of affiliates.”

When we are deemed to have a controlling interest in a partially-owned entity, we will consolidate all of the entity’s assets, liabilities, operating results and cash flows within our consolidated financial statements. The cash contributed to the consolidated entity by the third party, if any, will be reflected in the permanent equity section of our consolidated balance sheets to the extent the associated ownership interests are not mandatorily redeemable. The amount will be recorded based on the third party’s initial investment in the consolidated entity and will be adjusted to reflect the third party’s share of earnings or losses in the consolidated entity and for any distributions received or additional contributions made by the third party. The earnings or losses from the entity attributable to the third party will be recorded in our consolidated statements of operations as a component of “Net loss (income) attributable to noncontrolling interests.”

(j) Sales of Rental Property

We account for sales of rental property in accordance with the requirements for full profit recognition, which occurs when the sale is consummated, the buyer has made adequate initial and continuing investments in the property, our receivable is not subject to future subordination, and we do not have substantial continuing involvement with the property. Once the requirements for full profit recognition are achieved, the related assets and liabilities are removed from the balance sheet and the resultant gain or loss is recorded in the period the sale is consummated. For sales transactions that do not meet the criteria for full profit recognition, we account for the transactions as partial sales or financing arrangements required by GAAP. For sales transactions with continuing involvement after the sale, if the continuing involvement with the property is limited by the terms of the sales contract, profit is recognized at the time of sale and is reduced by the maximum exposure to loss related to the nature of the continuing involvement. Sales to entities in which we have or receive an interest are accounted for as partial sales.

For sales transactions that do not meet sale criteria, we evaluate the nature of the continuing involvement, including put and call provisions, if present, and account for the transaction as a financing arrangement, profit-sharing arrangement, leasing arrangement or other alternate method of accounting rather than as a sale, based on the nature and extent of the continuing involvement. Some transactions may have numerous forms of continuing involvement. In those cases, we determine which method is most appropriate based on the substance of the transaction.

(k) Intangible Assets

Intangible assets include the fair value of acquired tenant or customer relationships and the fair value of in-place leases at acquisition. Customer relationship fair values are determined based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics we consider include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals. The fair value of customer relationship intangible assets is amortized to expense over the lesser of the initial lease term and any expected renewal periods or the remaining useful life of the building. We determine the fair value of the in-place leases at acquisition by estimating the leasing commissions avoided by having in-place tenants and the operating income that would have not been recognized during the estimated time required to lease the space occupied by existing tenants at the acquisition date. The fair value attributable to existing tenants is amortized to expense over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease fair value is charged to expense by the date of termination.

Deferred market rent liability consists of the acquired leases with below-market rents at the date of acquisition. The fair value attributed to deferred market rent assets, which consist of above-market rents at the date of acquisition, is recorded as a component of deferred costs. Above and below-market lease fair values are determined on a lease-by-lease basis based on the present value (using a discounted rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the lease and the estimated market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases including any below-market fixed rate renewal periods. The capitalized below-market lease fair values are amortized as an increase to rental revenue over the initial term and any below-market fixed-rate renewal periods of the related leases. Capitalized above-market lease fair values are amortized as a decrease to rental revenue over the initial term of the related leases.

In conjunction with our initial public offering and related formation transactions, First Potomac Management, Inc. contributed all of the capital interests in First Potomac Management LLC. The $2.1 million fair value of the in-place workforce acquired has been classified as goodwill and is included as a component of “Intangible assets, net” on the consolidated balance sheets. In 2011, we recognized additional goodwill of $4.8 million representing the residual difference between the consideration transferred for the purchase of 840 First Street, NE, which was acquired in March 2011, and the acquisition date fair value of the identifiable assets acquired and liabilities assumed and deferred taxes representing the difference between the fair value of acquired assets at acquisition and the carryover basis used for income tax purposes. In accordance with accounting requirements regarding goodwill and other intangibles, all acquired goodwill that relates to the operations of a reporting unit and is used in determining the fair value of a reporting unit is allocated to our appropriate reporting unit in a reasonable and consistent manner.

We assess goodwill for impairment annually at the end of our fiscal year and in interim periods if certain events occur indicating the carrying value may be impaired. We perform our analysis for potential impairment of goodwill in accordance with GAAP and are permitted to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test for that reporting unit. We assess the impairment of our goodwill based on such qualitative factors as general economic conditions, industry and market conditions, market competiveness, overall financial performance (such as negative cash flows) and other entity specific events. As of December 31, 2016, we concluded that it was more likely than not that the fair value of our reporting units exceeded its carrying value, and as a result, we determined that it was unnecessary to perform any additional testing for goodwill impairment. No goodwill impairment losses were recognized during 2016, 2015 and 2014.

(l) Derivative Instruments

We are exposed to certain risks arising from business operations and economic factors. We use derivative financial instruments to manage exposures that arise from business activities in which our future exposure to interest rate fluctuations is unknown. The objective in the use of an interest rate derivative is to add stability to interest expenses and manage exposure to interest rate changes. We do not use derivatives for trading or speculative purposes and we intend to enter into derivative agreements only with counterparties that we believe have a strong credit rating to mitigate the risk of counterparty default or insolvency. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•                  available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection;

•                  the duration of the hedge may not match the duration of the related liability;

•                  the party owing money in the hedging transaction may default on its obligation to pay; and

•                  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign its side of the hedging transaction.

We may designate a derivative as either a hedge of the cash flows from a debt instrument or anticipated transaction (cash flow hedge) or a hedge of the fair value of a debt instrument (fair value hedge). All derivatives are recognized as assets or liabilities at fair value. For effective hedging relationships, the effective portion of the change in the fair value of the assets or liabilities is recorded within equity (cash flow hedge) or through earnings (fair value hedge). Ineffective portions of derivative transactions will result in changes in fair value recognized in earnings. For a cash flow hedge, we record our proportionate share of unrealized gains or losses on our derivative instruments associated with our unconsolidated joint ventures within equity and “Investment in affiliates” on our consolidated balance sheets. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual inputs and guarantees.

(m) Income Taxes

We have elected to be taxed as a REIT. To maintain our status as a REIT, we are required to distribute at least 90% of our ordinary taxable income annually to our shareholders and meet other organizational and operational requirements. As a REIT, we will not be subject to federal income tax and any non-deductible excise tax if we distribute at least 100% of our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate tax rates. We have certain subsidiaries, including a taxable REIT subsidiary (“TRS”) and an entity that has elected to be taxed as a REIT (which indirectly owns 500 First Street, NW) that may be subject to federal, state or local taxes, as applicable. Our subsidiary REIT will not be subject to federal income tax so long as it meets the REIT qualification requirements and distributes 100% of its REIT taxable income to its shareholders. Our TRS was inactive in 2016, 2015 and 2014. See note 8, Income Taxes, for further information.

We account for deferred income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting basis of assets and liabilities and their respective tax bases and for operating losses, capital losses and tax credit carryovers based on tax rates to be effective when amounts are realized or settled. We will recognize deferred tax assets only to the extent that it is more likely than not that they will be realized based on available evidence, including future reversals of existing temporary differences, future projected taxable income and tax planning strategies. We may recognize a tax benefit from an uncertain tax position when it is more-likely-than-not (defined as a likelihood of more than 50%) that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. If a tax position does not meet the more-likely-than-not recognition threshold, despite our belief that our filing position is supportable, the benefit of that tax position is not recognized in the statements of operations. We recognize interest and penalties, as applicable, related to unrecognized tax benefits as a component of income tax expense. We recognize unrecognized tax benefits in the period that the uncertainty is eliminated by either affirmative agreement of the uncertain tax position by the applicable taxing authority, or by expiration of the applicable statute of limitation. For the years ended December 31, 2016, 2015 and 2014, we did not have any uncertain tax positions.

(n) Share-Based Payments

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. For options awards, we use a Black-Scholes option-pricing model. Expected volatility is based on an assessment of our realized volatility over the preceding period that is equivalent to the award’s expected life. The expected term represents the period of time the options are anticipated to remain outstanding as well as our historical experience for groupings of employees that have similar behavior and considered separately for valuation purposes. For non-vested share awards that vest over a predetermined time period, we use the outstanding share price at the date of issuance to fair value the awards. For non-vested shares awards that vest based on market conditions, we use a Monte Carlo simulation (risk-neutral approach) to determine the value and derived service period of each tranche. The expense associated with the share-based awards will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). The fair value for all share-based payment transactions are recognized as a component of income or loss from continuing operations.

(o) Notes Receivable

We record loans to owners of real estate properties, which can be collateralized by interest in the real estate property, as “Notes receivable” in our consolidated balance sheets. These loans are recorded net of any discount or issuance costs, which are amortized over the life of the respective note receivable using the effective interest method. We record interest earned from notes receivable and amortization of any discount costs or issuance costs within “Interest and other income” in our consolidated statements of operations.

We will establish a provision for anticipated credit losses associated with our notes receivable when we anticipate that we may be unable to collect any contractually due amounts. This determination is based upon such factors as delinquencies, loss experience, collateral quality and current economic or borrower conditions. Any estimated losses are recorded as a charge to earnings to establish an allowance for credit losses that we estimate to be adequate based on these factors. During the second quarter of 2016, we received the full repayment of a mezzanine loan with an outstanding principal balance of $34.0 million. We did not have any notes receivable outstanding at December 31, 2016. Based on the review of the above criteria, we did not record an allowance for credit losses for our notes receivable during 2016, 2015 and 2014.

(p) Application of New Accounting Standards

In January 2016, we adopted Accounting Standards Update No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”), which eliminates the concept of extraordinary items from GAAP and the requirement that an entity separately report extraordinary items in the income statement. ASU 2015-01 also requires that entities continue to evaluate whether items are unusual in nature or infrequent in occurrence for presentation and disclosure purposes. The adoption of ASU 2015-01 did not have a material impact on our consolidated financial statements and related disclosures.

In January 2016, we adopted ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”). This standard amends certain guidance applicable to the consolidation of various legal entities, including VIEs. In determining the method of accounting for partially owned joint ventures, we evaluate the characteristics of associated entities and determine whether an entity is a VIE and, if so, determine which party is the primary beneficiary by analyzing whether we have both the power to direct the entity’s significant economic activities and the obligation to absorb potentially significant losses or receive potentially significant benefits. Significant judgments and assumptions inherent in this analysis include the nature of the entity’s operations, the entity’s financing and capital structure, and contractual relationship and terms, including consideration of governance and decision making rights. We consolidate a VIE when we have determined that we are the primary beneficiary.

We evaluated the application of ASU 2015-02 and concluded that no change was required to our accounting for any of our interests in less-than-wholly owned joint ventures. We continued to consolidate our joint venture in Storey Park, which was sold on July 25, 2016, as described in note 15(b), Noncontrolling Interests in a Consolidated Partnership, as it continued to meet the definition and certain criteria as a VIE in which we were considered to be the primary beneficiary.

Under ASU 2015-02, our Operating Partnership now meets the definition of a VIE, we are the primary beneficiary, and, accordingly, we continue to consolidate the Operating Partnership. Our sole significant asset is our investment in the Operating Partnership and, consequently, substantially all of our assets and liabilities represent assets and liabilities of the Operating Partnership. All of our debt is an obligation of the Operating Partnership and may only be settled with the assets of the Operating Partnership.

In January 2016, we adopted Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. ASU 2015-03 is applied on a retrospective basis, which resulted in the reclassification of our debt issuance costs from previously presented balances. The guidance did not have a material impact on our consolidated financial statements and related disclosures.

In January 2016, we adopted Accounting Standards Update No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”), which eliminates the requirement for an acquirer to retrospectively adjust the financial statements for measurement-period adjustments that occur in periods after the acquisition of a business combination. The acquirer would instead recognize measurement-period adjustments in the reporting period in which the adjustment is identified. The adoption of ASU 2015-16 did not have a material impact on our consolidated financial statements and related disclosures.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers and will replace most existing revenue recognition guidance when it becomes effective. In July 2015, the FASB deferred by one year the mandatory effective date of ASU 2014-09 from January 1, 2017 to January 1, 2018. Early adoption is permitted, but not prior to the original effective date of January 1, 2017. ASU 2014-09 permits the use of either the retrospective or cumulative effect transition method. We have begun to evaluate each of the revenue streams under the new model and the pattern of recognition is not expected to change significantly. We have not yet selected a transition method and are evaluating the impact that ASU 2014-09 will have on our consolidated financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires an entity to evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. The guidance became effective for annual periods ending after December 15, 2016. The adoption of ASU 2014-15 is not expected to have an impact on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which requires, among other things, entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value disclosed for financial instruments measured at amortized cost on the balance sheet. ASU 2016-01 is effective for periods beginning after December 15, 2017; early adoption is not permitted. The guidance is not expected to have a material impact on our consolidated financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02”), which requires a lessee to record on the balance sheet a right-of-use asset with a corresponding lease liability created by lease terms of more than 12 months. Additional qualitative and quantitative disclosures will also be required. The guidance will become effective for periods beginning after December 15, 2018 and will be applied using a modified retrospective transition method. We are currently evaluating the impact that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The guidance became effective for periods beginning after December 15, 2016 and early adoption is permitted. ASU 2016-09 permits the use of the cumulative-effect and prospective methods. The guidance is not expected to have a material impact on our consolidated financial statements and related disclosures.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The guidance addresses eight classification issues related to the statement of cash flows, including debt prepayment or debt extinguishment costs and distributions received from equity-method investees. The guidance will become effective for periods beginning after December 15, 2017 and early adoption is permitted. ASU 2016-15 requires the use of a retrospective transition method to each period presented. If such retrospective transition is impracticable for certain issues, the adoption of ASU 2016-15 for the applicable issues may be applied prospectively as of the earliest date practicable. The guidance is not expected to have a material impact on our consolidated financial statements or related disclosures.

In October 2016, the FASB issued Accounting Standards Update No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control (“ASU 2016-17”), which requires a single decision maker or service provider, in evaluating whether it is the primary beneficiary, to consider on a proportionate basis indirect interests held through related parties under common control. ASU 2016-17 was effective for periods beginning after December 15, 2016. ASU 2016-17 requires the use of a retrospective transition method beginning with the earliest annual period in which ASU 2015-02 was adopted. The adoption of ASU 2016-17 will not have a material impact on our consolidated financial statements or related disclosures.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. ASU 2016-18 is effective for periods beginning after December 15, 2017 and early adoption is permitted. The guidance is not expected to have a material impact on our consolidated financial statements and related disclosures.

(q) Reclassifications

Certain prior year asset and debt balances have been reclassified to conform to the current year presentation as a result of adopting ASU 2015-03 in January 2016, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the debt liability and which is applied on a retrospective basis. See note 2(p), Summary of Significant Accounting Policies - Application of New Accounting Standards for more information.

(3) Earnings Per Common Share

Basic earnings or loss per common share (“EPS”) is calculated by dividing net income or loss attributable to common shareholders by the weighted average common shares outstanding for the periods presented. Diluted EPS is computed after adjusting the basic EPS computation for the effect of dilutive common equivalent shares outstanding during the periods presented, which include stock options and non-vested shares. We apply the two-class method for determining EPS as our outstanding unvested shares with non-forfeitable dividend rights are considered participating securities. Our excess of distributions over earnings related to participating securities is shown as a reduction in total earnings attributable to common shareholders in our computation of EPS.

The following table sets forth the computation of our basic and diluted earnings per common share (amounts in thousands, except per share amounts):

	2016	2015	2014
Numerator for basic and diluted earnings per common share:
(Loss) income from continuing operations	$(1,569)	$(34,417)	$15,559
(Loss) income from discontinued operations	—	(607)	1,484
Net (loss) income	(1,569)	(35,024)	17,043
Less: Net loss (income) from continuing operations attributable to noncontrolling interests	502	2,032	(135)
Less: Net loss (income) from discontinued operations attributable to noncontrolling interests	—	26	(64)
Net (loss) income attributable to First Potomac Realty Trust	(1,067)	(32,966)	16,844
Less: Dividends on preferred shares	(3,053)	(12,400)	(12,400)
Less: Issuance costs of redeemed preferred shares(1)	(5,515)	—	—
Net (loss) income attributable to common shareholders	(9,635)	(45,366)	4,444
Less: Allocation to participating securities	(232)	(241)	(314)
Net (loss) income attributable to common shareholders	$(9,867)	$(45,607)	$4,130
Denominator for basic and diluted earnings per common share:
Weighted average common shares outstanding — basic	57,581	57,982	58,150
Weighted average common shares outstanding — diluted	57,581	57,982	58,220
Basic and diluted earnings per common share:
(Loss) income from continuing operations attributable to common shareholders	$(0.17)	$(0.78)	$0.05
(Loss) income from discontinued operations attributable to common shareholders	—	(0.01)	0.02
Net (loss) income	$(0.17)	$(0.79)	$0.07

(1)                Represents the original issuance costs associated with the redemption of 6.4 million 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (the “7.750% Series A Preferred Shares”) during the year ended December 31, 2016.

In accordance with GAAP regarding earnings per common share, we did not include the following potential weighted average common shares in our calculation of diluted earnings per common share as they are anti-dilutive for the periods presented (amounts in thousands):

	2016	2015	2014
Stock option awards	960	1,020	1,122
Non-vested share awards	669	310	398
	1,629	1,330	1,520

(4) Rental Property

Rental property represents buildings and related improvements, net of accumulated depreciation, and developable land that are wholly owned or owned by an entity in which we have a controlling interest. All of our rental properties are located within the greater Washington, D.C. region. Rental property consists of the following at December 31 (dollars in thousands):

	2016(1)	2015(2)
Land and land improvements	$282,923	$280,149
Buildings and improvements	824,867	793,184
Construction in progress	4,605	97,361
Tenant improvements	189,031	168,946
Furniture, fixtures and equipment	408	410
	1,301,834	1,340,050
Less: accumulated depreciation	(242,562)	(209,784)
	$1,059,272	$1,130,266

(1)                Excludes rental property totaling $13.2 million at December 31, 2016 related to One Fair Oaks, which was classified as held-for-sale at December 31, 2016 and was sold on January 9, 2017.

(2)                Excludes rental property totaling $90.6 million at December 31, 2015 related to the NOVA Non-Core Portfolio (defined in note 9(a), Dispositions), which was classified as held-for-sale at December 31, 2015 and was sold on March 25, 2016.

Depreciation of rental property is computed on a straight-line basis over the estimated useful lives of the assets. The estimated lives of our assets range from 5 to 39 years or, in the case of tenant improvements, the shorter of the useful life of the asset or the term of the underlying lease.

Development and Redevelopment Activity

We will place completed development and redevelopment assets in service upon the earlier of one year after major construction activity is deemed to be substantially complete or upon occupancy. We construct office buildings and/or business parks on a build-to-suit basis or with the intent to lease upon completion of construction. At December 31, 2016, we owned developable land that can accommodate 0.6 million square feet of additional building space, of which 34 thousand is located in the Washington, D.C. reporting segment, 0.1 million in the Maryland reporting segment, 0.4 million in the Northern Virginia reporting segment and 0.1 million in the Southern Virginia reporting segment.

During the third quarter of 2014, we signed a lease for 167,000 square feet at a to-be-constructed building (the “NOVA build-to-suit”) in our Northern Virginia reporting segment, which was on vacant land that we had in our portfolio. We substantially completed construction of the new building in the first quarter of 2016, and we substantially completed construction of the tenant improvements during the third quarter of 2016. We commenced revenue recognition in August 2016, at which time the building was placed in-service. At December 31, 2016, our total investment in the newly constructed building, excluding tenant improvements and leasing commission costs, was $35.0 million, which related to the costs of construction of the building and included the original cost basis of the applicable portion of the vacant land of $5.2 million.

On August 4, 2011, we formed a joint venture, in which we had a 97% interest, with an affiliate of Perseus Realty, LLC to acquire Storey Park in our Washington, D.C. reporting segment. At the time, the site was leased to Greyhound Lines, Inc. (“Greyhound”), which subsequently relocated its operations. Greyhound’s lease expired on August 31, 2013, at which time the property was placed into development with the anticipation of developing a mixed-use project on the 1.6 acre site, which could accommodate up to 712,000 square feet. On July 25, 2016, our consolidated joint venture sold Storey Park for a contractual purchase price of $54.5 million, which generated net proceeds of $52.7 million. In June 2016, we recorded a $2.8 million impairment charge based on the sales price, less estimated selling costs. On January 1, 2016, we ceased capitalizing expenses associated with the development project as we began marketing the property for sale. See note 9, Dispositions, for more information.

During 2016, other than the NOVA build-to-suit, we did not place in-service any completed development or redevelopment space. At December 31, 2016, we did not have any completed development or redevelopment space that had yet to be placed in-service.

(5) Investment in Affiliates

We own an interest in several joint ventures that own properties. We do not control the activities that are most significant to the joint ventures. As a result, the assets, the liabilities and the operating results of these noncontrolled joint ventures are not consolidated within our consolidated financial statements. Our investments in these joint ventures are recorded as “Investment in affiliates” on our consolidated balance sheets. Our investment in affiliates consisted of the following (dollars in thousands):

	Reporting Segment	Ownership Interest	Investment at December 31, 2016	Investment at December 31, 2015
Prosperity Metro Plaza	Northern Virginia	51%	$26,414	$24,909
1750 H Street, NW	Washington, D.C.	50%	14,625	15,168
Aviation Business Park(1)	Maryland	50%	5,941	5,899
Rivers Park I and II(1)(2)	Maryland	25%	2,413	2,247
			$49,392	$48,223

(1)                In January 2017, the unconsolidated joint ventures that own these properties entered into a binding contract to sell Aviation Business Park and Rivers Park I and II, which are all located in our Maryland reporting segment. We anticipate completing the sale in March 2017; however, we can provide no assurances regarding the timing or pricing of such sale, or that such sale will ultimately occur.

(2)                Rivers Park I and Rivers Park II are owned through two separate unconsolidated joint ventures.

The following table provides a summary of the mortgage debt held by our unconsolidated joint ventures (dollars in thousands):

	FPO Ownership	Effective Interest Rate	Maturity Date	Principal Balance at December 31, 2016(1)	Principal Balance at December 31, 2015(1)
Rivers Park I and II(2)	25%	LIBOR + 1.90%(3)	September 2017	$28,000	$28,000
1750 H Street, NW(4)	50%	3.92%	August 2024	32,000	32,000
Prosperity Metro Plaza(5)	51%	3.91%	December 2029	50,000	50,000
Weighted Average/Total		3.60%		$110,000	$110,000

(1)                Reflects the entire balance of the debt secured by the properties, not our portion of the debt.

(2)                The loan is repayable in full, without penalty, at any time during the term of the loan. Of the outstanding principal balance, $2.8 million is recourse to us. We believe the fair value of the potential liability to us related to the recourse debt is inconsequential as the likelihood of our need to perform under the debt agreement is remote.

(3)                At December 31, 2016, LIBOR was 0.77%. All references to LIBOR in the financial statements refer to one-month LIBOR.

(4)                The loan requires interest-only payments with a constant interest rate over the life of the loan. The loan is repayable in full, without penalty, on or after August 1, 2021.

(5)                The loan requires interest-only payments through December 2024, at which time the loan requires principal and interest payments through its maturity date. The loan in repayable in full without penalty on or after June 1, 2029.

The net assets of our unconsolidated joint ventures consisted of the following at December 31 (dollars in thousands):

	2016	2015
Assets:
Rental property, net	$189,245	$193,243
Cash and cash equivalents	9,887	5,992
Other assets	20,726	16,490
Total assets	219,858	215,725
Liabilities:
Mortgage loans, net (1)(2)	109,372	109,273
Other liabilities	8,674	7,214
Total liabilities	118,046	116,487
Net assets	$101,812	$99,238

(1)                Of the total mortgage debt that encumbers our unconsolidated properties, $2.8 million is recourse to us. We believe the fair value of the potential liability to us under this guaranty is inconsequential as the likelihood of our need to perform under the debt agreement is remote.

(2)                In the first quarter of 2016, our unconsolidated joint ventures adopted ASU 2015-03, which requires debt issuance costs to be presented on the balance sheet as a direct deduction from the carrying value of the respective debt liability and which is applied on a retrospective basis. Mortgage loans, net at December 31, 2016 and 2015 included $0.6 million and $0.7 million, respectively, of unamortized deferred financing costs.

Our share of earnings or losses related to our unconsolidated joint ventures is recorded in our consolidated statements of operations as “Equity in earnings of affiliates.”

The following table summarizes the results of operations of our unconsolidated joint ventures at December 31, which, due to our varying ownership interests in the joint ventures and the varying operations of the joint ventures, may not be reflective of the amounts recorded in our consolidated statements of operations (dollars in thousands):

	2016	2015	2014
Total revenues	$24,704	$24,255	$23,285
Total operating expenses	(7,770)	(7,660)	(7,408)
Net operating income	16,934	16,595	15,877
Depreciation and amortization	(8,044)	(8,718)	(9,893)
Interest expense, net	(3,995)	(3,909)	(3,890)
Provision for income taxes	—	—	(63)
Contingent consideration charge	—	—	126
Net income	$4,895	$3,968	$2,157

We earn various fees from several of our joint ventures, which include management fees, leasing commissions and construction management fees. We recognize fees only to the extent of the third party ownership interest in our unconsolidated joint ventures. We recognized fees from our unconsolidated joint ventures of $0.6 million, $0.7 million, and $0.7 million in 2016, 2015 and 2014, respectively, which are reflected within “Tenant reimbursements and other revenues” in our consolidated statements of operations.

(6) Notes Receivable

On June 2, 2016, the owners of 950 F Street, NW, a ten-story, 287,000 square-foot office/retail building located in Washington, D.C., prepaid a mezzanine loan that was secured by a portion of the owners’ interest in the property and had an outstanding balance of $34.0 million. The mezzanine loan, which had a fixed interest rate of 9.75% was scheduled to mature on April 1, 2017 and had been prepayable since December 21, 2015. In addition to the prepayment of the loan’s entire principal balance, we received interest through June 24, 2016 and an exit fee upon the loan’s prepayment. We recognized $0.2 million of accelerated income in the second quarter of 2016 related to the payment of the exit fee, which is reflected in “Interest and other income” in our consolidated statement of operations for the year ended December 31, 2016. We used the proceeds from the prepayment of the note receivable to redeem the remaining 0.6 million 7.750% Series A Preferred Shares outstanding and to pay down a portion of our unsecured revolving credit facility.

On February 24, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., prepaid a mezzanine loan that had an outstanding balance of $29.7 million. The loan had a fixed-interest rate of 9.0% and was scheduled to mature on May 1, 2016. With the prepayment of the loan, we received a yield maintenance payment of $2.4 million, which is reflected within “Interest and other income” on our consolidated statement of operations for the year ended December 31, 2015.

We recorded interest income related to our notes receivable of $1.6 million, $3.7 million and $6.1 million during 2016, 2015, and 2014, respectively, which is included within “Interest and other income” in our consolidated statements of operations.

(7) Intangible Assets and Deferred Market Rent Liabilities

Intangible assets and deferred market rent liabilities consisted of the following at December 31 (amounts in thousands):

	2016			2015
	Gross Intangibles	Accumulated Amortization	Net Intangibles	Gross Intangibles	Accumulated Amortization	Net Intangibles
In-place leases	$38,804	$(25,423)	$13,381	$45,901	$(26,961)	$18,940
Customer relationships	663	(663)	—	663	(601)	62
Leasing commissions	9,499	(5,882)	3,617	10,612	(5,485)	5,127
Legal leasing fees	299	(193)	106	344	(177)	167
Deferred market rent assets	2,880	(1,808)	1,072	3,558	(1,825)	1,733
Goodwill	6,930	—	6,930	6,930	—	6,930
	$59,075	$(33,969)	$25,106	$68,008	$(35,049)	$32,959
Deferred market rent liability	$4,173	$(2,381)	$1,792	$4,869	$(2,715)	$2,154

We recognized $7.0 million, $10.6 million, and $10.3 million of amortization expense on intangible assets for the years ended December 31, 2016, 2015 and 2014, respectively. Through the net amortization of deferred market rent assets and deferred market rent liabilities, we recognized a $0.3 million reduction of rental revenue in 2016, a $0.1 million reduction of rental revenue in 2015 and an additional $14 thousand of revenue in 2014. Losses due to the termination of tenant leases and defaults, which resulted in the write-offs of all related lease-level and intangible assets, were $3.0 million, $0.5 million and $1.1 million during 2016, 2015 and 2014, respectively.

The projected net amortization of intangible assets and deferred market liabilities as of December 31, 2016 are as follows (amounts in thousands):

2017	$4,114
2018	2,646
2019	2,361
2020	2,147
2021	1,463
Thereafter	3,653
$16,384

(8) Income Taxes

We own properties in Washington, D.C. that are subject to income-based franchise taxes at an effective rate of 9.975% as a result of conducting business in Washington, D.C. Our deferred tax assets and liabilities associated with our properties were primarily associated with differences in the GAAP and tax basis of rental property, particularly acquisition costs, but also included intangible assets and deferred market rent assets and liabilities that were associated with properties located in Washington, D.C. We will recognize deferred tax assets only to the extent that it is more likely than not that deferred tax assets will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

During the third quarter of 2012, there was a change in tax regulations in Washington, D.C. that required us to file a unitary tax return, which allowed for a deduction for dividends paid to shareholders. The change in tax regulations resulted in us prospectively measuring all of our deferred tax assets and deferred tax liabilities using the effective tax rate (0%) expected to be in effect as these timing differences reverse; therefore, we did not record a benefit from income taxes during 2016, 2015 or 2014. At both December 31, 2016 and 2015, we had recorded an estimated receivable of $1.2 million within “Accounts and other receivables” in our consolidated balance sheets for an expected tax refund associated with our 2011 tax payments and the estimated payments made in 2012 arising from the change in regulations in 2012. At December 31, 2016 and 2015, we did not have any recorded deferred tax assets or deferred tax liabilities. We also have interests in an unconsolidated joint venture that owns rental property in Washington, D.C. that is subject to the franchise tax. The impact for income taxes related to this unconsolidated joint venture is reflected within “Equity in earnings of affiliates” in our consolidated statements of operations.

We did not record a valuation allowance against our deferred tax assets for any period presented. We did not recognize any deferred tax assets or liabilities as a result of uncertain tax positions and had no material net operating loss, capital loss or alternative minimum tax carryovers for any of the periods presented. There was no benefit or provision for income taxes associated with our discontinued operations for any of the periods presented.

As we believe we both qualify as a REIT and will not be subject to federal income tax, a reconciliation between the income tax provision calculated at the statutory federal income tax rate and the actual income tax provision has not been provided.

(9) Dispositions

During the second quarter of 2014, we prospectively adopted ASU 2014-08, which states that a component of an entity or a group of components of an entity is required to be reported in discontinued operations only if the disposal represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. All other disposed properties will have their operating results reflected within continuing operations on our consolidated statements of operations for all periods presented.

We have had, and will have, no continuing involvement with any of our disposed properties subsequent to their disposal. The operations of the disposed properties were not subject to any income based taxes. Other than the properties discussed below in this note 9, Dispositions, we did not dispose of or enter into any agreements to sell any other properties during 2016, 2015 and 2014.

(a) Disposed or Held-for-Sale Properties within Continuing Operations

The following table is a summary of property dispositions or held-for-sale properties whose operating results are included in continuing operations in our consolidated statements of operations for the periods presented (dollars in thousands):

	Reporting Segment	Disposition Date	Property Type	Square Feet	Net Sale Proceeds
One Fair Oaks(1)	Northern Virginia	1/9/2017	Office	214,214	$13,255
Storey Park (2)	Washington, D.C.	7/25/2016	Land	—	52,659
NOVA Non-Core Portfolio (3)	Northern Virginia	3/25/2016	Various	945,745	90,501
Cedar Hill I and III	Northern Virginia	12/23/2015	Office	102,632	25,939
Newington Business Park Center	Northern Virginia	12/17/2015	Industrial	255,600	31,409
Rumsey Center	Maryland	7/28/2015	Business Park	135,015	14,956
Owings Mills Business Park	Maryland	10/16/2014	Business Park	180,475	12,417
Corporate Campus at Ashburn Center	Northern Virginia	6/26/2014	Business Park	194,184	39,910

(1)                One Fair Oaks was classified as held-for-sale at December 31, 2016.

(2)                This development site could have supported up to 712,000 rentable square feet.

(3)                Consists of Van Buren Office Park, Herndon Corporate Center, Windsor at Battlefield, Reston Business Campus, Enterprise Center, Gateway Centre Manassas, Linden Business Center and Prosperity Business Center (collectively, the “NOVA Non-Core Portfolio”).

At December 31, 2016, One Fair Oaks met our held-for-sale criteria and, therefore, the assets of the building were classified within “Assets held-for-sale” on our consolidated balance sheet. The assets classified within held-for-sale as of December 31, 2016 primarily consisted of $17.6 million in building and building improvements, $1.6 million of land and $6.0 million of accumulated depreciation. No material liabilities were classified as held-for-sale at December 31, 2016.

On July 25, 2016, we sold Storey Park, a development site located in our Washington, D.C reporting segment that was 97% owned by us through a consolidated joint venture, for net proceeds of $52.7 million. We used the proceeds from the sale to prepay, without penalty, the $22.0 million loan encumbering the Storey Park land (the “Storey Park Land Loan”), to make a distribution to our 3% joint venture partner for their allocable share of the joint venture’s net assets and to pay down a portion of the outstanding balance of our unsecured revolving credit facility.

At December 31, 2015, the NOVA Non-Core Portfolio met our held-for-sale criteria and, therefore, the assets of the buildings were classified within “Assets held-for-sale” and the liabilities of the buildings, which included one mortgage that was defeased in March 2016, were classified within “Liabilities held-for-sale” on our consolidated balance sheet. The majority of the assets classified within assets held-for-sale as of December 31, 2015 consisted of $25.2 million in land and land improvements, $88.0 million in buildings and building improvements, $14.4 million in tenant improvements and $37.0 million of accumulated depreciation. Assets held-for-sale also consisted of immaterial amounts of accrued straight-line rents, net of allowance for doubtful accounts, deferred costs, net of accumulated amortization, and prepaid expenses and other assets.

On February 17, 2017, we sold Plaza 500, a 503,000 square-foot office building located in Northern Virginia, for net proceeds of $72.5 million. The sale of Plaza 500 represented the divestiture of our last industrial property. We used the proceeds from the sale to pay down a portion of the outstanding balance under our unsecured revolving credit facility. Plaza 500 did not meet the criteria to be classified as held-for-sale at December 31, 2016.

In addition, in January 2017, the unconsolidated joint ventures that own Aviation Business Park and Rivers Park I and II entered into a binding contract to sell Aviation Business Park and Rivers Park I and II, which are all located in Maryland. We anticipate completing the sale in March 2017; however, we can provide no assurances regarding the timing or pricing of such sale, or that such sale will ultimately occur.

The following table summarizes the aggregate results of operations for the disposed or held-for-sale properties that are included in continuing operations for the periods presented (dollars in thousands):

	2016	2015	2014
Revenues	$11,156	$29,773	$31,027
Property operating expenses	(4,307)	(10,353)	(11,055)
Depreciation and amortization	(1,070)	(10,310)	(11,289)
Interest expense, net of interest income	(436)	(465)	(843)
Loss on debt extinguishment	(48)	—	—
Impairment of rental property	(2,772)	(60,826)	—
Income (loss) from operations of disposed property	2,523	(52,181)	7,840
(Loss) gain on sale of rental property	(1,155)	29,477	21,230
Net income (loss) from continuing operations	$1,368	$(22,704)	$29,070

(b) Discontinued Operations

The following table is a summary of property dispositions whose operating results are reflected as discontinued operations in our consolidated statements of operations for the periods presented (dollars in thousands):

	Reporting Segment	Disposition Date	Property Type	Square Feet	Net Sale Proceeds
Richmond Portfolio(1)	Southern Virginia	3/19/2015	Business Park	827,900	$53,768
Patrick Center	Maryland	4/16/2014	Office	66,269	10,888
West Park	Maryland	4/2/2014	Office	28,333	2,871
Girard Business Center and Gateway Center	Maryland	1/29/2014	Business Park and Office	341,973	31,616

(1)                Consists of Chesterfield Business Center, Hanover Business Center, Park Central, Virginia Technology Center and a three-acre parcel of undeveloped land.

In March 2015, we sold our Richmond, Virginia portfolio, which was located in our Southern Virginia reporting segment. The Richmond Portfolio consisted of Chesterfield Business Center, Hanover Business Center, Park Central, Virginia Technology Center and a three-acre parcel of undeveloped land, and in the aggregate was comprised of 19 buildings totaling 827,900 square feet. With the sale of our Richmond Portfolio, we no longer owned any properties in the Richmond, Virginia area and had strategically exited the Richmond market. As such, in accordance with ASU 2014-08, our Richmond Portfolio was classified as held-for-sale at December 31, 2014 and the operating results of the Richmond Portfolio are reflected within discontinued operations for each of the periods presented.

The following table summarizes the results of operations of properties included in discontinued operations for the years ended December 31 (dollars in thousands):

	2016	2015	2014
Revenues	$—	$877	$7,688
Property operating expenses	—	(638)	(3,612)
Depreciation and amortization	—	(1,222)	(3,662)
Net interest income (expense)	—	8	(268)
(Loss) income from operations of disposed property	—	(975)	146
Loss on debt extinguishment	—	(489)	—
Gain on sale of rental property	—	857	1,338
Net (loss) income from discontinued operations	$—	$(607)	$1,484

(10) Debt

Our borrowings consisted of the following at December 31 (dollars in thousands):

	2016(1)	2015(1)(2)
Mortgage loans, net effective interest rates ranging from 4.22% to 6.01%, maturing at various dates through September 2030(3)(4)	$296,212	$307,769
Unsecured term loan, net effective interest rates ranging from LIBOR plus 1.45% to LIBOR plus 1.80%, with staggered maturity dates ranging from December 2020 to December 2022(3)	299,404	299,404
Unsecured revolving credit facility, net effective interest rate of LIBOR plus 1.50%, maturing December 2019(3)	141,555	116,865
	$737,171	$724,038

(1)                In the first quarter of 2016, we adopted ASU 2015-03, which requires debt issuance costs to be presented on the balance sheet as a direct deduction from the carrying value of the respective debt liability and is applied on a retrospective basis. The balances include a total of $6.2 million and $8.0 million of unamortized deferred financing costs at December 31, 2016 and 2015, respectively.

(2)                Excludes $0.2 million of mortgage debt that was classified within “Liabilities held-for-sale” on our consolidated balance sheet at December 31, 2015. See note 9, Dispositions, for further discussion.

(3)                At December 31, 2016, LIBOR was 0.77%. All references to LIBOR in the consolidated financial statements refer to one-month LIBOR.

(4)                At December 31, 2016 and 2015, the mortgage loans balance includes two construction loans. At December 31, 2015, the mortgage loans balance includes two construction loans and the Storey Park Land Loan, which was repaid in July 2016.

(a) Mortgage Loans

The following table provides a summary of our mortgage debt, which includes two construction loans and, for the year ended December 31, 2015, the Storey Park Land Loan (dollars in thousands):

Encumbered Property	Contractual Interest Rate	Effective Interest Rate		Maturity Date	December 31, 2016	December 31, 2015
Storey Park Land Loan (1)(2)	LIBOR + 2.50%	LIBOR + 2.50%		October 2016	$—	$22,000
Hillside I and II (3)	5.75%	4.62%		December 2016	—	12,368
440 First Street, NW Construction Loan(1)(4)	LIBOR + 2.50%	LIBOR + 2.50%		May 2017	32,216	32,216
Redland II & III	4.20%	4.64%		November 2017	63,214	64,543
Northern Virginia Construction Loan(1)(5)	LIBOR + 1.85%	LIBOR + 1.85%		September 2019	34,584	9,176
840 First Street, NE	5.72%	6.01%		July 2020	35,201	35,888
Battlefield Corporate Center	4.26%	4.40%		November 2020	3,353	3,526
1211 Connecticut Avenue, NW	4.22%	4.47%		July 2022	28,503	29,110
1401 K Street, NW	4.80%	4.93%		June 2023	35,556	36,224
11 Dupont Circle, NW	4.05%	4.22%		September 2030	66,780	66,780
Principal balance		4.41%	(6)		299,407	311,831
Unamortized fair value adjustments					—	172
Unamortized deferred financing costs(7)					(3,195)	(4,234)
Total balance, net					$296,212	$307,769

Debt Classified within Liabilities Held-for-Sale
Gateway Centre Manassas Building I(8)	7.35%	5.88%		November 2016	$—	$212
Unamortized fair value adjustments					—	1
Total balance, net					$—	$213

(1)                At December 31, 2016, LIBOR was 0.77%.

(2)                The Storey Park Land Loan encumbered the Storey Park land and was entered into by our 97% owned consolidated joint venture that owned Storey Park. On July 25, 2016, our consolidated joint venture sold Storey Park and the Storey Park Land Loan was concurrently repaid with proceeds from the sale.

(3)                On October 6, 2016, we used available cash to prepay, without penalty, the Hillside I and II loan.

(4)                This construction loan (the “440 First Street, NW Construction Loan”) is collateralized by 440 First Street, NW. In May 2016, we extended the maturity date by one year to May 30, 2017. We can repay all or a portion of the construction loan, without penalty, at any time during the term of the loan. At December 31, 2016, per the terms of the loan agreement, 50% of the outstanding principal balance and all of the outstanding accrued interest were recourse to us.

(5)                This construction loan has a borrowing capacity of up to $43.7 million and is collateralized by the NOVA build-to-suit (the “Northern Virginia Construction Loan”), which was placed in-service in August 2016. We can repay all or a portion of the Northern Virginia Construction loan, without penalty, at any time during the term of the loan.

(6)                Represents the weighted average interest rate on total mortgage debt.

(7)                In the first quarter of 2016, we adopted ASU 2015-03, which requires debt issuance costs to be presented on the balance sheet as a direct deduction from the carrying value of the respective debt liability and is applied on a retrospective basis.

(8)                The mortgage loan that encumbered Gateway Centre Manassas, which was included in the NOVA Non-Core Portfolio and sold on March 25, 2016, was classified within “Liabilities held-for-sale” on our December 31, 2015 consolidated balance sheet. In February 2016, we used $0.2 million in available cash to defease the outstanding balance of the mortgage loan.

Northern Virginia Construction Loan

On September 1, 2015, we entered into the Northern Virginia Construction Loan, which is collateralized by the NOVA build-to-suit (which was placed in-service in August 2016). The loan has a borrowing capacity of up to $43.7 million, of which we borrowed $34.6 million and $9.2 million at December 31, 2016 and 2015, respectively. The loan has a variable interest rate of

LIBOR plus a spread of 1.85% and matures on September 1, 2019. We can repay all or a portion of the Northern Virginia Construction Loan, without penalty, at any time during the term of the loan.

With the exception of the 440 First Street, NW Construction Loan, our mortgage debt is recourse solely to specific assets. We had 8 and 11 consolidated properties that secured mortgage debt at December 31, 2016 and 2015, respectively.

We have originated the following mortgage and construction loans since January 1, 2015 (dollars in thousands):

Month	Year	Property	Effective Interest Rate		Principal Balance at December 31, 2016
September	2015	Northern Virginia Construction Loan	LIBOR + 1.85%	(1)	$34,584	(2)
August	2015	11 Dupont Circle, NW	4.22%		66,780

(1)                At December 31, 2016, LIBOR was 0.77%.

(2)                The loan has a borrowing capacity of up to $43.7 million, of which we borrowed $25.4 million and $9.2 million during 2016 and 2015, respectively.

We have repaid the following mortgage and land loans since January 1, 2015 (dollars in thousands):

Month	Year	Property	Effective Interest Rate	Principal Balance Repaid
October	2016	Hillside I and II	4.62%	$12,199
August	2016	Storey Park Land Loan	LIBOR + 2.50% (1)	22,000
February	2016	Gateway Centre Manassas	5.88%	174
July	2015	Jackson National Life Loan	5.19%	64,230
March	2015	Hanover Business Center Building D	6.63%	65
March	2015	Chesterfield Business Center Buildings C,D,G and H	6.63%	202
March	2015	Hanover Business Center Building C	6.63%	460
March	2015	Chesterfield Business Center Buildings A,B,E and F	6.63%	1,584
March	2015	Airpark Business Center	6.63%	864

(1)                At December 31, 2016, LIBOR was 0.77%.

(b) Unsecured Term Loan and Unsecured Revolving Credit Facility

On December 4, 2015, we amended, restated and consolidated our unsecured revolving credit facility and our unsecured term loan. The amendments extended the maturity date of the unsecured term loan’s three $100 million tranches to December 2020, June 2021 and December 2022 from October 2018, October 2019 and October 2020, respectively and the maturity date of the unsecured revolving credit facility to December 2019 from October 2017, with two, six-month extensions at our option. As part of the amendments, we reduced the interest rate spreads on our unsecured term loan and our unsecured revolving credit facility, reduced the capitalization rates used to calculate gross asset value in the financial covenants and amended the covenant package to more closely align with our corporate goals. During the fourth quarter of 2015, the Company incurred $1.8 million of debt modification charges related to amending and restating the unsecured revolving credit facility and unsecured term loan.

The table below shows the outstanding balances and the interest rates of the three tranches of the $300.0 million unsecured term loan at December 31, 2016 and 2015 (dollars in thousands):

	Maturity Date	Interest Rate(1)	December 31, 2016	December 31, 2015
Tranche A	December 2020	LIBOR + 1.45%	$100,000	$100,000
Tranche B	June 2021	LIBOR + 1.45%	100,000	100,000
Tranche C	December 2022	LIBOR + 1.80%	100,000	100,000
Total			300,000	300,000
Unamortized deferred financing costs (2)			(596)	(596)
Total, net			$299,404	$299,404

(1)                At December 31, 2016, LIBOR was 0.77%. The interest rate spread is subject to change based on our maximum total indebtedness ratio. For more information, see note 10(e), Debt — Financial Covenants.

(2)                In the first quarter of 2016, we adopted ASU-2015-03, which requires debt issuance costs to be presented on the balance sheet as a direct deduction from the carrying value of the respective debt liability and is applied on a retrospective basis.

The weighted average borrowings outstanding under the unsecured revolving credit facility were $154.9 million with a weighted average interest rate of 1.9% during 2016 compared with $165.5 million and 1.9%, respectively, during 2015. Our maximum outstanding borrowings were $204.0 million and $218.0 million during 2016 and 2015, respectively. At December 31, 2016, outstanding borrowings under the unsecured revolving credit facility were $144.0 million with a weighted average interest rate of 2.2%. Our outstanding borrowings under the unsecured revolving credit facility do not include $2.4 million of unamortized deferred financing costs that are deducted from the facility’s balance in the December 31, 2016 consolidated balance sheet in accordance with ASU 2015-03, which we adopted in the first quarter of 2016. At December 31, 2016, LIBOR was 0.77% and the applicable spread on our unsecured revolving credit facility was 150 basis points. The available capacity under the unsecured revolving credit facility was $150.9 million as of the date of this filing. We are required to pay a commitment fee at an annual rate of 0.15% of the unused capacity if our usage exceeds 50% of our total capacity under the revolving credit facility, or 0.25% if our usage does not exceed 50%. For more information, see note 10(e) Debt — Financial Covenants. As of December 31, 2016, we were in compliance with all the financial covenants of the unsecured revolving credit facility.

(d) Interest Rate Swap Agreements

At December 31, 2016, we fixed LIBOR, at a weighted average interest rate of 1.4%, on $240.0 million of our variable rate debt through nine interest rate swap agreements. In July 2016, two swaps that together fixed LIBOR at a weighted average interest rate of 1.8% on $60.0 million of variable rate debt expired. See note 11, Derivative Instruments, for more information about our interest rate swap agreements.

(e) Financial Covenants

The credit agreement governing our unsecured revolving credit facility and unsecured term loan contains various restrictive covenants, including with respect to liens, indebtedness, investments, distributions, mergers and asset sales. The agreement also includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations under the agreement to be immediately due and payable

Our outstanding corporate debt agreements contain specific financial covenants that may impact future financing decisions made by us or may be impacted by a decline in operations. These covenants relate to our allowable leverage, minimum tangible net worth, fixed charge coverage and other financial metrics. As of December 31, 2016, we were in compliance with the covenants of our amended, restated and consolidated unsecured revolving credit facility and unsecured term loan, the 440 First Street, NW Construction Loan and the Northern Virginia Construction Loan.

Our continued ability to borrow under the unsecured revolving credit facility is subject to compliance with financial and operating covenants, and a failure to comply with any of these covenants could result in a default under the credit facility.

These debt agreements also contain cross-default provisions that would be triggered if we were in default under other loans, including mortgage loans, in excess of certain amounts. In the event of a default, the lenders could accelerate the timing of payments under the debt obligations and we may be required to repay such debt with capital from other sources, which may not be available on attractive terms, or at all, which would have a material adverse effect on our liquidity, financial condition, results of operations and ability to make distributions to our shareholders.

Our unsecured revolving credit facility and unsecured term loan are subject to interest rate spreads that float based on the quarterly measurement of our maximum consolidated total indebtedness to gross asset value ratio. Based on our leverage ratio at December 31, 2016, the applicable interest rate spreads on the unsecured revolving credit facility and the unsecured term loan will remain unchanged.

(f) Aggregate Debt Maturities

Our aggregate debt maturities as of December 31, 2016, are as follows (dollars in thousands):

Debt Maturities
2017	$97,672
2018	2,354
2019	181,055
2020	137,203
2021	101,598
Thereafter	223,525
Total contractual principal balance	$743,407

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method. These costs are presented as a direct deduction from the carrying value of the respective debt liability (dollars in thousands).

Deferred Financing Costs
2017	$1,540
2018	1,399
2019	1,365
2020	400
2021	400
Thereafter	1,132
Total deferred financing costs	$6,236

(11) Derivative Instruments

Our interest rate swap agreements are designated as cash flow hedges and we record the effective portion of any unrealized gains associated with the change in fair value of the swap agreements within “Accumulated other comprehensive loss” and “Prepaid expenses and other assets” and the effective portion of any unrealized losses within “Accumulated other comprehensive loss” and “Accounts payable and other liabilities” on our consolidated balance sheets. We record our proportionate share of any unrealized gains or losses on our cash flow hedges associated with our unconsolidated joint ventures within “Accumulated other comprehensive loss” and “Investment in affiliates” on our consolidated balance sheets. We record any gains or losses incurred as a result of each interest rate swap agreement’s fixed rate deviating from our respective loan’s contractual rate within “Interest expense” in our consolidated statements of operations. We did not have any material ineffectiveness associated with our cash flow hedges in 2016, 2015 and 2014.

We enter into interest rate swap agreements to hedge our exposure on our variable rate debt against fluctuations in prevailing interest rates. The interest rate swap agreements fix LIBOR to a specified interest rate; however, the swap agreements do not affect the contractual spreads associated with each variable debt instrument’s applicable interest rate. At December 31, 2016, we fixed LIBOR at a weighted average interest rate of 1.4% on $240.0 million of our variable rate debt through nine interest rate swap agreements that are summarized below (dollars in thousands):

Maturity Date	Notional Amount	Interest Rate Contractual Component	Fixed LIBOR Interest Rate
July 2017	$30,000	LIBOR	2.093%
July 2017	30,000	LIBOR	2.093%
July 2017	25,000	LIBOR	1.129%
July 2017	12,500	LIBOR	1.129%
July 2017	50,000	LIBOR	0.955%
July 2018	12,500	LIBOR	1.383%
July 2018	30,000	LIBOR	1.660%
July 2018	25,000	LIBOR	1.394%
July 2018	25,000	LIBOR	1.135%
Total/Weighted Average	$240,000		1.442%

In July 2016, two swap agreements that together fixed LIBOR at a weighted average interest rate of 1.8% on $60.0 million of variable rate debt expired.

Amounts reported in “Accumulated other comprehensive loss” on our consolidated balance sheet at December 31, 2016 related to derivatives will be reclassified to “Interest expense” on our consolidated statements of operations as interest payments are made on our variable-rate debt. We reclassified accumulated other comprehensive losses as an increase to interest expense of $2.8 million, $4.0 million and $4.1 million in 2016, 2015 and 2014, respectively. At December 31, 2016, we estimated that $0.9 million of our accumulated other comprehensive loss will be reclassified as an increase to interest expense over the following twelve months.

(12) Fair Value Measurements

Our application of GAAP outlines a valuation framework and creates a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The required disclosures increase the consistency and comparability of fair value measurements and the related disclosures. Fair value is identified, under the standard, as the price that would be received to sell an asset or paid to transfer a liability between willing third parties at the measurement date (an exit price). In accordance with GAAP, certain assets and liabilities must be measured at fair value, and we provide the necessary disclosures that are required for items measured at fair value as outlined in the accounting requirements regarding fair value.

Financial assets and liabilities, as well as those non-financial assets and liabilities requiring fair value measurement, are measured using inputs from three levels of the fair value hierarchy.

The three levels are as follows:

Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs, only used to the extent that observable inputs are not available, reflect our assumptions about the pricing of an asset or liability.

In accordance with accounting provisions and the fair value hierarchy described above, the following table shows the fair value of our consolidated assets and liabilities that are measured on a non-recurring and recurring basis as of December 31, 2016 and 2015 (dollars in thousands):

	Balance at December 31, 2016	Level 1	Level 2	Level 3
Recurring Measurements:
Derivative instrument-swap liabilities	$906	$—	$906	$—

	Balance at December 31, 2015	Level 1	Level 2	Level 3
Non-recurring Measurements:
Impaired real estate assets	$104,625	$—	$90,625	$14,000
Recurring Measurements:
Derivative instrument-swap liabilities	2,491	—	2,491	—

We did not re-measure or complete any transactions involving non-financial assets or non-financial liabilities that are measured at fair value on a recurring basis during the years ended December 31, 2016 and 2015. Also, no transfers into or out of fair value measurement levels for assets or liabilities that are measured on a recurring basis occurred during the years ended December 31, 2016 and 2015.

Impairment of Rental Property

We regularly review market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of a property, an impairment analysis is performed.

In March 2016, we sold our NOVA Non-Core Portfolio, which is located in our Northern Virginia reporting segment. Based on the anticipated sales price, less estimated selling costs, we recorded an impairment charge of $26.9 million for the fourth quarter of 2015, and we recorded an additional loss on the sale of $1.2 million in the first quarter of 2016. See note 9, Dispositions for more information.

CACI International, which fully leased One Fair Oaks in our Northern Virginia reporting segment, had a lease that terminated on December 31, 2016. In connection with our fourth quarter reporting for 2015, we evaluated the potential loss of cash flow at One Fair Oaks and the anticipated challenges of re-leasing the property, and as a result, we recorded an impairment charge of $33.9 million to bring the property to its estimated fair value. We estimated the fair value of the property using a discounted cash flow analysis and comparable sales information. In our analysis, we estimated the future net cash flows from the property using an income-based valuation of the building as vacant. The expected useful life and holding period was based on the age of the property and our current plan for the property as well as experience with similar properties. The capitalization rate was estimated using rates from external market research and comparable market transactions, and the discount rate was estimated using a risk adjusted rate of return. On January 9, 2017, we sold One Fair Oaks for net proceeds of $13.3 million. See note 9, Dispositions for more information.

We incurred impairment charges of $2.8 million, $60.8 million and $4.0 million during 2016, 2015 and 2014, respectively. The total impairment charges incurred during 2016 related to our sale of Storey Park in July 2016 and during 2015 related to the aforementioned NOVA Non-Core Portfolio and One Fair Oaks, which are all reflected within continuing operations in our consolidated statements of operations. The $4.0 million of impairment charges incurred during 2014 related to disposed properties that are reflected within continuing operations on our consolidated statements of operations. See note 9, Dispositions, for more information.

Interest Rate Derivatives

At December 31, 2016, we had hedged $240.0 million of our variable rate debt through nine interest rate swap agreements. See note 11, Derivative Instruments, for more information about our interest rate swap agreements.

The interest rate derivatives are fair valued based on prevailing market yield curves on the measurement date and also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual inputs and guarantees. We use a third party to assist in valuing our interest rate swap agreements. A daily “snapshot” of the market is taken to obtain close of business rates. The snapshot includes over 7,500 rates including LIBOR fixings, Eurodollar futures, swap rates, exchange rates, treasuries, etc. This market data is obtained via direct feeds from Bloomberg and Reuters and from Inter-Dealer Brokers. The selected rates are compared to their historical values. Any rate that has changed by more than normal mean and related standard deviation would be considered an outlier and flagged for further investigation. The rates are then compiled through a valuation process that generates daily valuations, which are used to value our interest rate swap agreements. Our interest rate swap derivatives are effective cash flow hedges and the effective portion of the change in fair value is recorded in the equity section of our consolidated balance sheets as “Accumulated other comprehensive loss.”

Financial Instruments

The carrying amounts of cash equivalents, accounts and other receivables, accounts payable and other liabilities, with the exception of any items listed above, approximate their fair values due to their short-term maturities. We determine the fair value of our notes receivable and debt instruments by discounting future contractual principal and interest payments using prevailing market rates for securities with similar terms and characteristics at the balance sheet date. We deem the fair value measurement of our debt instruments as a Level 2 measurement as we use quoted interest rates for similar debt instruments to value our debt instruments. We also use quoted market interest rates for similar notes to value our notes receivable, which we consider a Level 2 measurement as we do not believe notes receivable trade in an active market.

The carrying amount and estimated fair value of our notes receivable and debt instruments at December 31 are as follows (amounts in thousands):

	2016		2015
	Carrying Value(1)	Fair Value	Carrying Value(1)	Fair Value
Financial Assets:
Notes receivable(2)	$—	$—	$34,000	$34,000
Financial Liabilities:
Mortgage debt(3)	$299,407	$300,927	$312,216	$298,541
Unsecured term loan	300,000	300,000	300,000	300,000
Unsecured revolving credit facility	144,000	144,000	120,000	120,000
Total	$743,407	$744,927	$732,216	$718,541

(1)                In the first quarter of 2016, we adopted ASU 2015-03, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the respective debt liability and which is applied on a retrospective basis. The debt balances exclude a combined total of $6.2 million and $8.0 million of unamortized deferred financing costs at December 31, 2016 and 2015, respectively.

(2)                The note receivable was prepaid on June 2, 2016. See note 5, Notes Receivable, for more information regarding the prepayment of the note receivable.

(3)                Includes $0.2 million of mortgage debt that was classified within “Liabilities held-for-sale” on our consolidated balance sheet at December 31, 2015. See note 9, Dispositions for more information.

(13) Commitments and Contingencies

(a) Operating Leases

Our rental properties are subject to non-cancelable operating leases generating future minimum contractual rent payments due from tenants, which as of December 31, 2016 are as follows (dollars in thousands):

Future minimum contractual rent payments
2017	$114,009
2018	106,865
2019	96,101
2020	82,139
2021	66,787
Thereafter	195,825
$661,726

Our consolidated properties were 92.6% occupied by 384 tenants at December 31, 2016. We do not include square footage of properties in development or redevelopment in our occupancy calculation. At December 31, 2016, none of our 6.7 million square feet owned through our properties was in development or redevelopment.

We rent office space for our corporate headquarters under a non-cancelable operating lease, which we entered into in 2005. The lease agreement for our corporate headquarters will expire on January 31, 2021.

During the fourth quarter of 2012, we subleased 5,000 square feet of our corporate office space to one tenant, which commenced in January 2013. Subsequent to commencement of the sublease, we entered into two amendments to the sublease, which expanded the subleased premise by 4,000 square feet with the last sublease amendment commencing in December 2015. The subtenant’s lease will expire in January 2018.

Rent expense incurred under the terms of the corporate office leases, net of subleased revenue, was $1.5 million, $1.6 million and $1.8 million for the years ended December 31, 2016, 2015 and 2014.

Future minimum rental payments under our corporate office leases as of December 31, 2016 are summarized as follows, net of sublease revenue (dollars in thousands):

Future minimum rent payments
2017	$1,469
2018	1,906
2019	1,995
2020	2,049
2021	175
$7,594

(b) Legal Proceedings

We are subject to legal proceedings and claims arising in the ordinary course of our business, for which, we carry various forms of insurance to protect the Company. In the opinion of our management and legal counsel, the amount of ultimate liability with respect to these claims will not have a material impact on our financial position, results of operations or cash flows.

(c) Capital Commitments

As of December 31, 2016, we had contractual construction in progress obligations, which included amounts accrued at December 31, 2016, of $3.1 million. The amount of contractual construction in progress obligations are primarily related to development activities at 540 Gaither Road at Redland in our Maryland reporting segment. As of December 31, 2016, we had contractual rental property and furniture, fixtures and equipment obligations of $5.5 million outstanding, which included amounts accrued at December 31, 2016. The amount of contractual rental property and furniture, fixtures and equipment obligations at December 31, 2016 are related to tenant improvement and capital improvement costs for various properties across our reporting segments, including significant tenant improvements at Atlantic Corporate Park and capital improvements at 11 Dupont Circle, NW. We anticipate meeting our contractual obligations related to our construction activities with cash from our operating activities. In the event cash from our operating activities is not sufficient to meet our contractual obligations, we can access additional capital through our unsecured revolving credit facility.

We remain liable, solely to the extent of our proportionate ownership percentage, to fund any capital shortfalls or commitments from properties owned through unconsolidated joint ventures.

We have various obligations to certain local municipalities associated with our development projects that will require completion of specified site improvements, such as sewer and road maintenance, grading and other general landscaping work. As of December 31, 2016, we remained liable to those local municipalities for $2.3 million in the event that we do not complete the specified work. We intend to complete the site improvements in satisfaction of these obligations.

(d) Insurance

We carry insurance coverage on our properties with policy specifications and insured limits that we believe are adequate given the relative risk of loss, cost of the coverage and standard industry practice. However, certain types of losses (such as from terrorism, earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of a terrorist act, earthquake or flood, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties.

(14) Equity

In December 2015, our Board of Trustees authorized the redemption of some or all of our 6.4 million outstanding 7.750% Series A Preferred Shares. On January 19, 2016 and April 27, 2016, we used proceeds from dispositions to redeem 2.2 million shares and 3.6 million shares, respectively, of our 7.750% Series A Preferred Shares at a redemption price of $25.00 per share, plus accrued dividends up to the applicable dates of redemption. On July 6, 2016, we used proceeds from the repayment of the 950 F Street, NW mezzanine loan to redeem the remaining 0.6 million outstanding shares of our 7.750% Series A Preferred Shares at a redemption price of $25.00 per share, plus accrued dividends up to the date of redemption. The 7.750% Series A Preferred Shares (NYSE: FPO-PA) were delisted from trading on the New York Stock Exchange (the “NYSE”) upon redemption of the remaining 0.6 million outstanding shares on July 6, 2016.

In July 2015, our Board of Trustees authorized a share repurchase program that allowed us to acquire up to five million of our common shares of beneficial interest from time to time through July 2016 in open market transactions at prevailing prices or in negotiated private transactions. We were not obligated to acquire any particular amount of common shares and the share repurchase program was subject to suspension by the Board of Trustees at any time. During 2015, we repurchased 924,198 shares at a weighted average share price of $10.99 for a total purchase price of $10.2 million, utilizing proceeds from dispositions. During the year ended December 31, 2016, we did not repurchase any common shares under the share repurchase program. We are no longer authorized to repurchase common shares under the previously authorized share repurchase program, which expired at the end of July 2016.

We declared and paid total dividends of $0.45 per common share to common shareholders during 2016 and $0.60 per common share to common shareholders during both 2015 and 2014. During 2016, we declared and paid accrued dividends at a rate of 7.750% on the $25 face value per share of our 7.750% Series A Preferred Shares. The 7.750% Series A Preferred Shares were redeemed during 2016 with the last redemption occurring on July 6, 2016, at which time our 7.750% Series A Preferred Shares were delisted from the NYSE. All 7.750% Series A Preferred Shares redeemed during 2016 received a payment of dividends accrued up to, but not including, their applicable date of redemption. We declared and paid dividends of $1.9375 per share on our Series A Preferred Shares during both 2015 and 2014. On January 24, 2017, we declared a dividend of $0.10 per common share, equating to an annualized dividend of $0.40 per common share. The dividend was paid on February 15, 2017 to common shareholders of record as of February 8, 2017. Dividends on all non-vested share awards are recorded as a reduction of shareholders’ equity. For each dividend paid by us on our common shares and, when applicable, preferred shares, the Operating Partnership distributes an equivalent distribution on our common and preferred Operating Partnership units, respectively.

Our unsecured revolving credit facility and unsecured term loan, the 440 First Street, NW Construction Loan and the Northern Virginia Construction Loan contain certain restrictions that include, among other things, requirements to maintain specified coverage ratios and other financial covenants, which may limit our ability to make distributions to our common and preferred shareholders, except for distributions required to maintain our qualification as a REIT.

For federal income tax purposes, dividends paid to shareholders may be characterized as ordinary income, return of capital or capital gains. The characterization of the dividends declared on our common and preferred shares for 2016, 2015 and 2014 are as follows:

	Common Shares			Preferred Shares
	2016	2015	2014	2016	2015	2014
Ordinary income(1)	—	52.01%	72.42%	—	72.89%	100.00%
Return of capital	100.00%	28.64%	27.58%	100.00%	—	—
Capital gains	—	19.35%	—	—	27.11%	—

(1)                The dividends classified above as ordinary income do not represent “qualified dividend income” and, therefore, are not eligible for reduced rates.

(15) Noncontrolling Interests

(a) Noncontrolling Interests in the Operating Partnership

Noncontrolling interests relate to the common interests in the Operating Partnership not owned by us. Interests in the Operating Partnership are owned by limited partners who contributed buildings and other assets to the Operating Partnership in exchange for common Operating Partnership units. Limited partners have the right to tender their units for redemption in exchange for, at our option, our common shares on a one-for-one basis or cash based on the fair value of our common shares at the date of redemption. Unitholders receive a distribution per unit equivalent to the dividend per common share. Differences between amounts paid to redeem noncontrolling interests and their carrying values are charged or credited to equity. As a result of the redemption feature of the Operating Partnership units, the noncontrolling interests are recorded outside of permanent equity.

Noncontrolling interests are presented at the greater of their fair value or their cost basis, which is comprised of their fair value at issuance, subsequently adjusted for the noncontrolling interests’ share of net income or losses available to common shareholders, other comprehensive income or losses, distributions received or additional contributions. We account for issuances of common Operating Partnership units individually, which could result in some portion of our noncontrolling interests being carried at fair value with the remainder being carried at historical cost. Based on the closing price of our common shares at December 31, 2016, the cost to acquire, through cash purchase or issuance of our common shares, all of the outstanding common Operating Partnership units not owned by us would be $27.9 million. At December 31, 2016 and 2015, we recorded adjustments of $6.1 million and $4.0 million, respectively, to present certain common Operating Partnership units at the greater of their carrying value or redemption value.

We owned 95.8% of the outstanding common Operating Partnership units at December 31, 2016 and 95.7% of the outstanding common Operating Partnership units at December 31, 2015 and 2014.

At December 31, 2016, 2,545,602 of the total common Operating Partnership units, or 4.2%, were not owned by us. During 2016 and 2015, 73,467 and 11,508 common Operating Partnership units, respectively were redeemed with available cash. There were no common Operating Partnership units redeemed for cash in 2014. No common Operating Partnership units were redeemed for common shares in 2016, 2015 or 2014. During the first quarter of 2014, we issued 3,125 common Operating Partnership units to the seller of 840 First Street, NE to satisfy a contingent consideration obligation related to the acquisition of the property.

The redeemable noncontrolling interests in the Operating Partnership for the three years ended December 31 are as follows (dollars in thousands):

Redeemable noncontrolling interests
Balance at December 31, 2014	$33,332
Net loss	(2,056)
Changes in ownership, net	(931)
Distributions to owners	(1,574)
Other comprehensive income	42
Balance at December 31, 2015	28,813
Net loss	(428)
Changes in ownership, net	957
Distributions to owners	(1,166)
Other comprehensive income	68
Balance at December 31, 2016	$28,244

(b) Noncontrolling Interests in a Consolidated Partnership

When we are deemed to have a controlling interest in a partially-owned entity, we will consolidate all of the entity’s assets, liabilities and operating results within our consolidated financial statements. The net assets contributed to the consolidated entity by the third party, if any, will be reflected within permanent equity in our consolidated balance sheets to the extent they are not mandatorily redeemable. The amount will be recorded based on the third party’s initial investment in the consolidated entity and will be adjusted to reflect the third party’s share of earnings or losses in the consolidated entity and any distributions received or additional contributions made by the third party. The earnings or losses from the entity attributable to the third party are recorded as a component of “Net loss (income) attributable to noncontrolling interests” on our consolidated statements of operations.

On August 4, 2011, we formed a joint venture, in which we had a 97% interest, with an affiliate of Perseus Realty, LLC to acquire Storey Park in our Washington, D.C. reporting segment, which was placed into development in August 2013. Storey Park was sold July 25, 2016, at which time all assets and liabilities owned by the joint venture were either sold or settled at the time of disposition and the remaining proceeds from the sale were distributed to the joint venture partners in accordance with the terms of the joint venture agreement. See note 9, Dispositions, for more information.

(16) Benefit Plans

(a) Share-Based Payments

We have issued share-based payments in the form of stock options and non-vested shares as permitted in our 2003 Equity Compensation Plan (the “2003 Plan”), which was amended in 2005, 2007 and July 2013, and expired in September 2013. We have also issued share-based compensation in the form of stock options and non-vested shares as permitted in our 2009 Equity Compensation Plan (the “2009 Plan”), which was amended in 2010, 2011, 2013 and 2016. In 2016 and 2011, we received shareholder approval to authorize an additional 4.1 million and 4.5 million shares, respectively, for issuance under the 2009 Plan. The compensation plans provide for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Stock options granted under the plans are non-qualified, and all employees and non-employee trustees are eligible to receive grants. Under the terms of the amendment to the 2009 Plan, every stock option granted by us reduces the awards available for issuance on a one-for-one basis. However, for every restricted award issued, the awards available for issuance are reduced by 3.44 awards. At December 31, 2016, we had 11.5 million share equity awards authorized under the 2009 Plan and, of those awards, 4.8 million common share equity awards remained available for issuance by us.

We record costs related to our share-based compensation based on the grant-date fair value calculated in accordance with GAAP. We recognize share-based compensation costs on a straight-line basis over the requisite service period for each award and these costs are recorded within “General and administrative expense” or “Property operating expense” in our consolidated statements of operations based on the employee’s job function.

Stock Options Summary

As of December 31, 2016, 2.4 million stock options have been awarded of which 0.9 million stock options remained outstanding. During the first quarter of 2016, we issued 95,000 stock options to our non-officer employees. The stock options have a ten-year contractual life and vest 25% on the first anniversary of the date of grant and 6.25% in each subsequent calendar quarter. We recognized compensation expense associated with stock option awards in the amount of $0.2 million, $1.2 million and $0.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. Compensation expense associated with our stock option awards for the year ended December 31, 2015 includes a $0.8 million charge related to the accelerated vesting of 0.3 million options in accordance with the separation agreement for our former Chief Executive Officer.

A summary of our stock option activity for the three years ended December 31 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2013	1,089,292	$15.83	6.6 years	$109,151
Granted	135,250	11.61
Exercised	(17,171)	10.10
Expired	(57,500)	19.08
Forfeited	(98,512)	14.49
Outstanding at December 31, 2014	1,051,359	15.33	6.3 years	$181,352
Granted	119,500	12.48
Exercised	(2,750)	9.30
Expired	(59,000)	22.44
Forfeited	(145,971)	15.06
Outstanding at December 31, 2015	963,138	14.59	6.1 years	$59,002
Granted	95,000	11.03
Expired	(11,850)	26.60
Forfeited	(140,851)	12.87
Outstanding at December 31, 2016	905,437	$14.34	4.7 years	$35,700
Exercisable at December 31:
2016	773,067	$14.81	4.1 years	$35,700
2015	805,259	15.06	5.6 years	59,002
2014	552,620	16.49	5.1 years	102,039
Options expected to vest, subsequent to December 31, 2016	110,528	$11.64	8.3 years	$—

The following table summarizes information about our stock options at December 31, 2016:

		Options Outstanding			Options Exercisable
Year Issued	Range of Exercise Prices	Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
2007	$29.11 - 29.24	21,500	0.0 years	$29.14	21,500	$29.14
2008	17.29	22,250	1.0 year	17.29	22,250	17.29
2009	9.30	21,377	2.0 years	9.30	21,377	9.30
2010	12.57	25,892	3.0 years	12.57	25,892	12.57
2011	17.12	27,500	4.0 years	17.12	27,500	17.12
2012	13.54 - 15.00	537,750	3.9 years	14.90	537,750	14.87
2013	12.73	43,686	6.0 years	12.73	40,975	12.73
2014	11.61	61,936	7.0 years	11.61	42,743	11.61
2015	12.48	75,046	8.0 years	12.48	33,080	12.48
2016	11.03	68,500	9.0 years	11.03	—	11.03
		905,437	4.7 years	14.34	773,067	14.81

As of December 31, 2016, we had $0.2 million of unrecognized compensation cost, net of estimated forfeitures, related to stock option awards. We anticipate this cost will be recognized over a weighted average period of approximately 2.2 years. We calculate the grant date fair value of option awards using a Black-Scholes option-pricing model. Expected volatility is based on an assessment of our realized volatility over the preceding period that is equivalent to the award’s expected life, which in our opinion, gives an accurate indication of future volatility. The expected term represents the period of time the options are anticipated to remain outstanding as well as our historical experience for groupings of employees that have similar behavior and are considered separately for valuation purposes. The risk-free rate is based on the U.S. Treasury rate at the time of grant for instruments of similar term.

The weighted average assumptions used in the fair value determination of stock options granted to employees for the years ended December 31 are summarized as follows:

	2016	2015	2014
Risk-free interest rate	1.73%	1.61%	1.72%
Expected volatility	27.0%	29.2%	39.0%
Expected dividend yield	3.63%	4.79%	4.66%
Weighted average expected life of options	5.0 years	5.0 years	5.0 years

The weighted average grant date fair value of the stock options issued in 2016, 2015 and 2014 was $1.87, $1.96 and $2.67, respectively.

Option Exercises

No options were exercised during 2016. We received $26 thousand and $174 thousand from the exercise of stock options during 2015 and 2014, respectively. Shares issued as a result of stock option exercises are provided by the issuance of new shares. The total intrinsic value of options exercised was $7 thousand and $43 thousand during 2015 and 2014, respectively.

Non-Vested Share Awards

We issue non-vested common share awards that either vest over a specific time period that is identified at the time of issuance or vest upon the achievement of specific performance goals that are identified at the time of issuance. We issue new common shares, subject to restrictions, upon each grant of non-vested common share awards. In January 2016, we granted a total of 290,000 non-vested common shares to our executive officers. The awards have a five-year term and vest in one-quarter increments on the second through fifth anniversaries of the grant date. In February 2016, we granted a total of 103,429 non-

vested common shares to our officers, which will vest ratably on an annual basis over a three-year period from the grant date. In July 2016, we granted a total of 181,357 non-vested performance-based common shares to our officers. The number of shares that will be earned will be determined at the end of 2018, based upon the achievement of specified market performance goals measured over the performance period from February 22, 2016 (the date we announced our 2016 Strategic Plan) through December 31, 2018. Of the shares earned, 50% will vest on February 1, 2019 and the remaining earned shares will vest on February 1, 2020. Any shares that are not earned will be forfeited.

In November 2015, we entered into separation agreements with our former Chief Executive Officer and Chief Investment Officer. Pursuant to the terms of their respective separation agreements, all of the former officers’ non-vested restricted share awards, which totaled an aggregate 229,171 restricted shares, vested on November 8, 2015, their date of separation. We incurred $1.2 million of compensation expense related to the accelerated vesting of the former officers’ non-vested restricted share awards.

Independent members of our Board of Trustees received annual grants of restricted common shares as a component of compensation for serving on our Board of Trustees. In May 2016, we granted 36,828 non-vested common shares to our non-employee trustees, all of which will vest on the earlier of the first anniversary of the grant date or the date of our 2017 annual meetings of our shareholders, subject to continued service by the trustee until that date. In October 2016, our Board of Trustees appointed a new non-employee trustee. We granted 3,508 non-vested common shares to the new trustee, which will vest on the earlier of May 24, 2017 or the date of our 2017 annual meetings of our shareholders, subject to continued service by the trustee until that date. We recognized $0.3 million of compensation expense associated with trustee restricted share awards for the year ended December 31, 2016, and $0.4 million for both years ended December 31, 2015 and 2014.

We recognized a total $2.1 million, $3.6 million and $3.2 million of compensation expense associated with all of our non-vested common share awards in 2016, 2015 and 2014, respectively. Compensation expense associated with our non-vested common shares for 2015 included $1.2 million of expense related to the accelerated vesting of the restricted shares associated with the departure of two former officers in 2015. Dividends on all non-vested common share awards are recorded as a reduction of equity. We apply the two-class method for determining EPS as our outstanding non-vested common shares with non-forfeitable dividend rights are considered participating securities. Our excess of dividends over earnings related to participating securities are shown as a reduction in net income or loss attributable to common shareholders in our computation of EPS.

A summary of our non-vested common share awards at December 31, 2016 is as follows:

	Non-vested Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2013	637,662	$13.33
Granted	164,675	12.84
Vested	(137,924)	14.21
Expired	(29,514)	10.21
Forfeited	(11,478)	13.04
Non-vested at December 31, 2014	623,421	13.16
Granted	152,598	11.79
Vested	(401,888)	13.16
Expired	(133,371)	12.61
Forfeited	(48,378)	13.30
Non-vested at December 31, 2015	192,382	12.42
Granted	615,122	9.40
Vested	(91,007)	12.14
Expired	(1,630)	12.21
Forfeited	(3,493)	9.54
Non-vested at December 31, 2016	711,374	$9.85

As of December 31, 2016, we had $4.9 million of unrecognized compensation cost related to non-vested common shares. We anticipate this cost will be recognized over a weighted average period of 3.2 years.

We value our non-vested time-based awards issued in 2016, 2015 and 2014 at the grant date fair value, which is the market price of our common shares. For the non-vested performance-based common share awards granted in July 2016, we used a Monte Carlo Simulation (risk-neutral approach) to determine the number of shares that may be issued pursuant to the award as these awards were deemed to have a market condition. The risk-free interest rate assumptions used in the Monte Carlo Simulation were determined based on the zero coupon risk-free rate for the time frame of 0.25 years to 3 years, which ranged from 0.48% to 0.96%, respectively. The volatility used for our common share price in the Monte Carlo Simulation varied between 24.10% and 26.20%. We did not issue any non-vested performance-based awards in 2015 or 2014.

The weighted average grant date fair value of the shares issued in 2016, 2015 and 2014 were $9.40, $11.79 and $12.84, respectively. The total fair value of shares vested were $1.1 million, $5.3 million and $2.0 million during 2016, 2015 and 2014, respectively. We issue new shares, subject to restrictions, upon each grant of non-vested common share awards.

(b) 401(k) Plan

We have a 401(k) defined contribution plan covering all employees in accordance with the Internal Revenue Code. The maximum employer or employee contribution cannot exceed the IRS limits for the plan year. In 2014, we amended the eligibility requirements of the plan, allowing employees to contribute after 60 days of consecutive service. Employee contributions vest immediately. Employer contributions begin one year after the employee’s start of service and vest ratably over four years. For the three years ended December 31, 2016, 2015 and 2014, we matched up to 6% of each employee’s contributions. We pay for administrative expenses and matching contributions with available cash. Our plan does not allow for us to make additional discretionary contributions. Our contributions were $0.5 million for the year ended December 31, 2016 and $0.6 million for both of the years ended December 31, 2015 and 2014. The employer match payable to the 401(k) plan was fully funded as of December 31, 2016.

(c) Employee Share Purchase Plan

In 2009, our common shareholders approved the First Potomac Realty Trust 2009 Employee Share Purchase Plan (“the Plan”). The Plan allows participating employees to acquire our common shares, at a discounted price, through payroll deductions or cash contributions. Under the Plan, a total of 200,000 common shares may be issued and the offering periods of the Plan cannot exceed five years. Currently, each offering period commences on the first day of each calendar quarter (offering date) and ends on the last business day of the calendar quarter (purchase date) in which the offering period commenced. The purchase price at which common shares will be sold in any offering period will be the lower of: a) 85 percent of the fair value of common shares on the offering date or b) 85 percent of the fair value of the common shares on the purchase date. The first offering period began during the fourth quarter of 2009. We issued common shares of 7,585, 5,843 and 8,950 under the Plan during the years ended December 31, 2016, 2015 and 2014, respectively, which resulted in compensation expense totaling $10 thousand, $11 thousand and $20 thousand, respectively.

(17) Segment Information

Our reportable segments consist of four distinct reporting and operational segments within the greater Washington, D.C. region in which we operate: Washington, D.C., Maryland, Northern Virginia and Southern Virginia. We evaluate the performance of our segments based on the operating results of the properties located within each segment, which excludes large non-recurring gains and losses, gains or losses from sale of rental property, interest expense, general and administrative costs, acquisition costs or any other indirect corporate expense to the segments. In addition, the segments do not have significant non-cash items reporting in their operating results other than the impact of straight-line revenue and the amortization deferred market rents, deferred lease incentives and deferred tenant improvement reimbursements. There are no inter-segment sales or transfers recorded between segments.

The results of continuing operations for our four reporting segments for the three years ended December 31 are as follows (dollars in thousands):

	2016
	Washington, D.C.	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of buildings	6	34	15	19	74
Square feet	918,266	1,886,183	1,885,958	2,023,858	6,714,265
Total revenues	$45,062	$44,710	$40,658	$29,904	$160,334
Property operating expense	(11,538)	(9,794)	(9,716)	(7,506)	(38,554)
Real estate taxes and insurance	(9,375)	(3,881)	(4,075)	(2,477)	(19,808)
Total property operating income	$24,149	$31,035	$26,867	$19,921	101,972
Depreciation and amortization expense					(60,862)
General and administrative					(16,976)
Impairment of rental property					(2,772)
Other expense					(22,931)
Net loss					$(1,569)
Total assets(1)	$445,528	$332,655	$302,769	$161,563	$1,260,247
Capital expenditures(2)	$13,971	$5,308	$33,847	$3,269	$56,931

	2015
	Washington, D.C.	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of buildings (3)	6	34	40	19	99
Square feet (3)	918,375	1,885,630	2,661,448	2,023,639	7,489,092
Total revenues	$44,553	$44,226	$55,230	$28,837	$172,846
Property operating expense	(11,363)	(11,457)	(13,540)	(7,733)	(44,093)
Real estate taxes and insurance	(8,238)	(3,540)	(5,540)	(2,427)	(19,745)
Total property operating income	$24,952	$29,229	$36,150	$18,677	109,008
Depreciation and amortization expense					(66,624)
General and administrative					(25,450)
Impairment of rental property					(60,826)
Other income					9,475
Loss from discontinued operations					(607)
Net loss					$(35,024)
Total assets(1)(4)	$517,928	$341,375	$374,299	$167,447	$1,442,406
Capital expenditures(2)	$12,930	$9,003	$43,125	$7,961	$73,850

	2014
	Washington, D.C.	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of buildings (3)	6	38	49	38	131
Square feet (3)	917,008	1,999,332	3,021,509	2,852,298	8,790,147
Total revenues	$33,959	$45,767	$53,645	$28,281	$161,652
Property operating expense	(9,683)	(11,482)	(13,352)	(8,735)	(43,252)
Real estate taxes and insurance	(5,583)	(3,907)	(5,592)	(2,278)	(17,360)
Total property operating income	$18,693	$30,378	$34,701	$17,268	101,040
Depreciation and amortization expense					(61,796)
General and administrative					(21,156)
Acquisition costs					(2,681)
Impairment of rental property					(3,956)
Other income					4,108
Income from discontinued operations					1,484
Net income					$17,043
Total assets(1)(4)	$503,530	$359,603	$439,803	$228,234	$1,612,300
Capital expenditures(2)	$23,422	$10,185	$7,816	$8,436	$50,789

(1)                Total assets include our investment in properties that are owned through joint ventures that are not consolidated within our consolidated financial statements. For more information on our unconsolidated investments, including locations within our reportable segments, see note 5, Investment in Affiliates. Corporate assets not allocated to any of our reportable segments totaled $17,732, $41,357 and $81,130 at December 31, 2016, 2015 and 2014, respectively.

(2)                Capital expenditures for corporate assets not allocated to any of our reportable segments totaled $536, $831 and $930 at December 31, 2016, 2015 and 2014, respectively.

(3)                Excludes Storey Park, our 97% owned consolidated joint venture within our Washington, DC reporting segment, which was in development during 2014 and 2015 and was sold in July 2016.

(4)                Total assets at December 31, 2015 and 2014 have been restated to exclude a total of $7.9 million and $6.2 million, respectively of unamortized deferred financing costs that are now deducted from the respective debt liability in accordance with ASU 2015-03, which we adopted in the first quarter of 2016.

(18) Quarterly Financial Information (unaudited)

	2016(1)
	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter
Revenues	$42,697	$38,493	$40,172	$38,972
Operating expenses	36,337	35,681	32,295	34,658
Operating income	6,360	2,812	7,877	4,314
(Loss) income from continuing operations	(101)	(1,992)	2,242	(1,717)
Less: Net loss (income) attributable to noncontrolling interests	147	390	(107)	71
Net income (loss) attributable to First Potomac Realty Trust	46	(1,602)	2,135	(1,646)
Less: Dividends on preferred shares	(2,248)	(794)	(11)	—
Less: Issuance costs on redeemed preferred shares	(1,904)	(3,095)	(517)	—
Net (loss) income attributable to common shareholders	$(4,106)	$(5,491)	$1,607	$(1,646)
Basic and diluted earnings per common share:
Net (loss) income	$(0.07)	$(0.10)	$0.03	$(0.03)

	2015(1)
	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter
Revenues	$43,849	$43,039	$42,854	$43,104
Operating expenses	40,016	37,268	37,079	102,375
Operating income (loss)	3,833	5,771	5,775	(59,271)
Income (loss) from continuing operations	1,099	476	3,997	(39,990)
Loss from discontinued operations	(607)	—	—	—
Less: Net loss (income) attributable to noncontrolling interests	112	114	(38)	1,870
Net income (loss) attributable to First Potomac Realty Trust	604	590	3,959	(38,120)
Less: Dividends on preferred shares	(3,100)	(3,100)	(3,100)	(3,100)
Net (loss) income attributable to common shareholders	$(2,496)	$(2,510)	$859	$(41,220)
Basic and diluted earnings per common share:
(Loss) income from continuing operations	$(0.03)	$(0.04)	$0.01	$(0.72)
Loss from discontinued operations	(0.01)	—	—	—
Net (loss) income	$(0.04)	$(0.04)	$0.01	$(0.72)

(1)                These figures are rounded to the nearest thousand, which may impact cross-footing in reconciling to full year totals.

We did not sell any common shares in 2016 or 2015. The sum of the basic and diluted earnings per common share for the four quarters in the periods presented differs from the annual earnings per common share calculation due to the required method of computing the weighted average number of common shares in the respective periods.

SCHEDULE III

FIRST POTOMAC REALTY TRUST

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2016

(Amounts in thousands)

Property	Location(1)	Date Acquired	Property Type(2)	Encumbrances at December 31, 2016(3)
Maryland
Snowden Center	Columbia	Oct 2002	BP	$—
Metro Park North	Rockville	Dec 2004	Office	—
Gateway 270 West	Clarksburg	Jul 2006	BP	—
Indian Creek Court	Beltsville	Aug 2006	BP	—
Ammendale Commerce Center	Beltsville	Mar 2007	BP	—
Annapolis Business Center	Annapolis	Jun 2007	Office	—
Cloverleaf Center	Germantown	Oct 2009	Office	—
Redland II & III	Rockville	Nov 2010	Office	63,214
TenThreeTwenty	Columbia	Feb 2011	Office	—
Hillside I and II	Columbia	Nov 2011	Office	—
540 Gaither Road (Redland I)	Rockville	Oct 2013	Office	—
Total Maryland				63,214
Washington, D.C.
500 First Street, NW	Capitol Hill	Jun 2010	Office	—
440 First Street, NW	Capitol Hill	Dec 2010	Office	32,216
1211 Connecticut Ave, NW	CBD	Dec 2010	Office	28,503
840 First Street, NE	NoMA	Mar 2011	Office	35,201
1401 K Street, NW	East End	Apr 2014	Office	35,556
11 Dupont Circle, NW	CBD	Sep 2014	Office	66,780
Total Washington, D.C.				198,256
Northern Virginia
Plaza 500	Alexandria	Dec 1997	I	—
403/405 Glenn Drive	Sterling	Oct 2005	BP	—
Sterling Park Business Center	Sterling	Feb 2006	BP	—
Davis Drive	Sterling	Aug 2006	BP	—
Three Flint Hill	Oakton	Apr 2010	Office	—
Atlantic Corporate Park	Sterling	Nov 2010	Office	—
1775 Wiehle Avenue	Reston	Jun 2014	Office	—
Northern Virginia build-to-suit	Northern Virginia			34,584
Total Northern Virginia				34,584
Southern Virginia
Crossways Commerce Center	Chesapeake	Dec 1999	BP	—
Greenbrier Technology Center II	Chesapeake	Oct 2002	BP	—
Norfolk Business Center	Norfolk	Oct 2002	BP	—
Crossways II	Chesapeake	Oct 2004	BP	—
Norfolk Commerce Park II	Norfolk	Oct 2004	BP	—
1434 Crossways Boulevard	Chesapeake	Aug 2005	BP	—
Crossways I	Chesapeake	Feb 2006	BP	—
Crossways Commerce Center IV	Chesapeake	May 2006	BP	—
Gateway II	Norfolk	Nov 2006	BP	—
Greenbrier Circle Corporate Center	Chesapeake	Jan 2007	BP	—
Greenbrier Technology Center I	Chesapeake	Jan 2007	BP	—
Battlefield Corporate Center	Chesapeake	Oct 2010	BP	3,353
Greenbrier Towers	Chesapeake	Jul 2011	Office	—
Total Southern Virginia				3,353
Land held for future development				—
Other				—
Total Consolidated Portfolio				$299,407

Initial Costs		Gross Amount at End of Year
Land	Building and Improvements	Since Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation
$3,404	$12,824	$5,159	$3,404	$17,983	$21,387	$7,878
9,220	32,056	3,138	9,220	35,194	44,414	11,175
18,302	20,562	9,049	18,302	29,611	47,913	8,741
5,673	17,168	12,946	5,672	30,115	35,787	10,750
2,398	7,659	6,763	2,398	14,422	16,820	6,275
6,101	12,602	681	6,102	13,282	19,384	3,267
7,097	14,211	3,144	7,097	17,355	24,452	3,539
17,272	63,480	15,134	17,271	78,615	95,886	19,109
2,041	5,327	14,403	2,041	19,730	21,771	4,626
3,302	10,926	3,618	3,301	14,545	17,846	1,759
6,458	19,831	616	6,753	20,152	26,905	3,346
81,268	216,646	74,651	81,561	291,004	372,565	80,465
25,806	33,883	628	25,995	34,322	60,317	7,048
—	15,300	51,633	9,122	57,811	66,933	7,279
27,077	17,520	11,937	27,077	29,457	56,534	4,790
16,846	60,905	9,879	16,846	70,784	87,630	12,618
29,506	23,269	12,809	29,506	36,078	65,584	2,875
15,744	64,832	5,788	15,744	70,620	86,364	5,147
114,979	215,709	92,674	124,290	299,072	423,362	39,757
6,265	35,433	7,548	6,265	42,981	49,246	20,515
3,940	12,547	4,417	3,940	16,964	20,904	6,037
14,656	10,750	23,482	20,010	28,878	48,888	10,410
1,614	3,611	2,871	1,646	6,450	8,096	2,133
—	13,653	24,608	4,181	34,080	38,261	9,639
5,895	11,655	22,080	5,895	33,735	39,630	7,057
3,542	30,575	211	3,541	30,786	34,328	3,370
5,241	—	49,343	—	54,584	54,584	—
41,153	118,224	134,560	45,478	248,458	293,937	59,161
5,160	23,660	14,124	5,160	37,784	42,944	17,333
1,365	5,119	1,347	1,365	6,466	7,831	2,921
1,323	4,967	1,411	1,324	6,377	7,701	2,936
1,036	6,254	1,503	1,036	7,757	8,793	2,606
1,221	8,693	4,387	1,221	13,080	14,301	5,459
4,447	24,739	4,582	4,815	28,953	33,768	8,871
2,657	11,597	2,875	2,646	14,483	17,129	4,990
1,292	3,899	756	1,292	4,655	5,947	1,703
1,320	2,293	610	1,320	2,904	4,223	1,060
4,164	18,984	6,113	4,164	25,097	29,261	7,338
2,024	7,960	2,381	2,024	10,341	12,365	3,465
1,860	6,071	804	1,881	6,854	8,735	1,414
2,997	9,173	6,406	2,997	15,579	18,576	3,024
30,866	133,409	47,299	31,245	180,330	211,574	63,120
343	—	6	349	—	349	—
—	—	47	—	47	47	59
$268,609	$683,988	$349,237	$282,923	$1,018,911	$1,301,834	$242,562

(1)              CBD=Central Business District; NoMA=North of Massachusetts Avenue

(2)              I=Industrial; BP=Business Park

(3)              Includes the unamortized fair value adjustments recorded at acquisition upon the assumption of mortgage loans.

Depreciation of rental property is computed on a straight-line basis over the estimated useful lives of the assets. The estimated lives of our assets range from 5 to 39 years or to the term of the underlying lease. The tax basis of our rental property assets was $1,435 million and $1,547 million at December 31, 2016 and 2015, respectively.

(a) Reconciliation of Rental Property(1)

The following table reconciles the rental property investments for the years ended December 31 (amounts in thousands):

	2016	2015	2014
Beginning balance	$1,340,050	$1,504,372	$1,330,180
Acquisitions of rental property(2)	—	—	170,823
Capital expenditures(3)	56,030	73,125	49,860
Impairments	—	(51,521)	(3,956)
Dispositions of rental property	(55,625)	(59,652)	(30,916)
Assets held-for-sale	(19,407)	(127,907)	(643)
Other(4)	(19,214)	1,633	(10,976)
Ending balance	$1,301,834	$1,340,050	$1,504,372

(b) Reconciliation of Accumulated Depreciation(1)

The following table reconciles the accumulated depreciation on the rental property investments for the years ended December 31 (amounts in thousands):

	2016	2015	2014
Beginning balance	$209,784	$215,499	$185,725
Depreciation of rental property	44,952	49,772	47,625
Assets held-for-sale	31,034	(16,400)	(1,631)
Dispositions of rental property	(37,001)	(35,964)	(5,712)
Other(4)	(6,207)	(3,123)	(10,508)
Ending balance	$242,562	$209,784	$215,499

(1)              Excludes rental property and applicable accumulated depreciation at December 31, 2016 related to the One Fair Oaks, which was classified as held-for-sale at December 31, 2016 and was sold on January 9, 2017. Also excludes the rental property and applicable accumulated depreciation at December 31, 2015 related to the NOVA Non-Core Portfolio, which was classified as held-for-sale at December 31, 2015 and was sold on March 24, 2016.

(2)              For more information on our acquisitions, including the assumption of liabilities and other non-cash items, see the supplemental disclosure of cash flow information accompanying our consolidated statements of cash flows.

(3)              Represents cash paid for capital expenditures.

(4)              Includes accrued increases to rental property investments, fully depreciated assets that were written-off during the year and other immaterial transactions.